EXHIBIT 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
TAYLOR MORRISON HOME CORPORATION,
TOWER MERGER SUB, INC.
and
WILLIAM LYON HOMES
Dated as of November 5, 2019

TABLE OF CONTENTS
Page
ARTICLE 1 THE MERGER		2
1.1	The Merger	2
1.2	Closing and Effective Time of the Merger	3
1.3	Governance Matters	4
ARTICLE 2 CONVERSION OF SECURITIES IN THE MERGER		4
2.1	Conversion of Securities.	4
2.2	Payment for Securities; Surrender of Certificates	5
2.3	Dissenting Shares	9
2.4	Treatment of Company Equity Awards	9
2.5	Withholding Rights	12
2.6	Further Actions	12
2.7	Fractional Shares	12
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		13
3.1	Organization and Qualification; Subsidiaries	13
3.2	Capitalization	14
3.3	Authority	16
3.4	No Conflict	16
3.5	Required Filings and Consents	17
3.6	Permits; Compliance with Law	17
3.7	SEC Filings; Financial Statements	17
3.8	Internal Controls	18
3.9	No Undisclosed Liabilities	19
3.10	Absence of Certain Changes or Events	19
3.11	Employee Benefit Plans	19
3.12	Labor Matters	21
3.13	Contracts	21
3.14	Litigation	23
3.15	Environmental Matters	23
3.16	Intellectual Property	24
3.17	Tax Matters	25
3.18	Real Property	26
3.19	Construction Matters	28
3.20	Insurance	28
3.21	Opinion of Financial Advisor	28
3.22	Form S-4; Joint Proxy Statement/Prospectus	28
3.23	Brokers	28
3.24	State Takeover Statutes	29

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3.25	Reorganization	29
3.26	Affiliate Transactions	29
3.27	Certain Business Practices	29
3.28	No Other Representations or Warranties	29
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		30
4.1	Organization and Qualification; Subsidiaries	30
4.2	Capitalization	31
4.3	Authority	32
4.4	No Conflict	33
4.5	Required Filings and Consents	34
4.6	Parent Shares	34
4.7	Permits; Compliance with Law	34
4.8	SEC Filings; Financial Statements	34
4.9	Internal Controls	35
4.10	No Undisclosed Liabilities	36
4.11	Absence of Certain Changes or Events	36
4.12	Employee Benefit Plans	37
4.13	Litigation	37
4.14	Environmental Matters	37
4.15	Data Privacy	38
4.16	Tax Matters	38
4.17	Real Property	39
4.18	Construction Matters	40
4.19	Insurance	40
4.20	Form S-4; Joint Proxy Statement/Prospectus	41
4.21	Brokers	41
4.22	Ownership of Company Capital Stock	41
4.23	Ownership of Merger Sub	41
4.24	Sufficient Authorized but Unissued Shares	41
4.25	Reorganization	41
4.26	Financing	42
4.27	No Other Representations or Warranties	43
ARTICLE 5 COVENANTS		44
5.1	Conduct of Business by the Company and Parent Pending the Closing	44
5.2	Access to Information; Confidentiality	49
5.3	No Solicitation by the Company	50
5.4	No Solicitation by Parent	54
5.5	Efforts.	57
5.6	Preparation of Joint Proxy Statement/Prospectus; Stockholders Meetings	60
5.7	Public Announcements	63
5.8	Employee Benefit Matters	63
5.9	Indemnification of Directors and Officers	64

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5.10	Tax Treatment	66
5.11	Alternative Structure	67
5.12	Takeover Statutes	67
5.13	Section 16 Matters	67
5.14	Stockholder Litigation	67
5.15	Stock Exchange Listing	68
5.16	Financing and Financing Cooperation	68
5.17	Treatment of Company Indebtedness	73
ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		76
6.1	Conditions to Obligations of Each Party Under This Agreement	76
6.2	Additional Conditions to Obligations of Parent and Merger Sub	76
6.3	Additional Conditions to Obligations of the Company	77
ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		78
7.1	Termination	78
7.2	Effect of Termination	80
7.3	Termination Fee	80
7.4	Amendment	82
7.5	Waiver	83
ARTICLE 8 GENERAL PROVISIONS		83
8.1	Non-Survival of Representations and Warranties	83
8.2	Fees and Expenses	83
8.3	Notices	83
8.4	Certain Definitions	85
8.5	Terms Defined Elsewhere	99
8.6	Headings	102
8.7	Severability	102
8.8	Entire Agreement	102
8.9	Assignment	103
8.10	No Third-Party Beneficiaries	103
8.11	Mutual Drafting; Interpretation	103
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	104
8.13	Counterparts	105
8.14	Specific Performance	105
8.15	Proceedings Involving Financing Sources	105

Exhibit A – Form of Amended and Restated Certificate of Incorporation
Exhibit B – Form of Amended and Restated Bylaws
Exhibit C – Form of Warrant

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2019 (this “Agreement”), is made by and among Taylor Morrison Home Corporation, a Delaware corporation (“Parent”); Tower Merger Sub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”); and William Lyon Homes, a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4, Section 8.5 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.
WHEREAS, the parties hereto intend to effect a business combination through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each approved this Agreement and the acquisition of the Company by Parent (including the Merger) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);
WHEREAS, for U.S. federal income Tax purposes, it is intended (i) that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) that this Agreement constitutes a plan of reorganization for purposes of Section 368 of the Code and within the meaning of U.S. Treasury Regulation Sections 1.368-2(g) and 1.368-3;
WHEREAS, the board of directors of Parent (the “Parent Board”) has, upon the terms and subject to the conditions set forth herein, (a) determined that the transactions contemplated by this Agreement, including the Merger and the issuance of Parent Shares pursuant to the Merger (the “Parent Share Issuance”), are advisable, fair to and in the best interests of Parent and its stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Share Issuance, (c) directed that the Parent Share Issuance be submitted to the stockholders of Parent for its approval and (d) determined to recommend that Parent’s stockholders approve the Parent Share Issuance (the “Parent Board Recommendation”);
WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (a) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the stockholders of the Company for its adoption and (d) determined to recommend that the Company’s stockholders adopt this Agreement pursuant to Section 251 of the DGCL (the “Company Board Recommendation”);
WHEREAS, the board of directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, (a) determined that the transactions contemplated by this

Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption and (d) recommended that the sole stockholder of Merger Sub adopt this Agreement;
WHEREAS, the sole stockholder of Merger Sub has delivered a written consent as the sole stockholder of Merger Sub in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, which consent by its terms is effective immediately following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL;
WHEREAS, concurrently with the execution and delivery of this Agreement, William H. Lyon, Lyon Shareholder 2012, LLC and The William Harwell Lyon Separate Property Trust established July 28, 2000 (the “Specified Stockholders”) and Parent have entered into a voting agreement (the “Voting Agreement”), which provides, among other things, that the Specified Stockholders will vote all of their Company Shares in favor of the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth therein; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:
ARTICLE 1
THE MERGER
1.1          The Merger.
(a)          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and a Subsidiary of Parent (the “Surviving Corporation”).  The Merger shall be effected pursuant to Section 251 of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL.
(b)          At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, (i) the certificate of incorporation of the

Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety in the form of the certificate of incorporation set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9), and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety in the form of the bylaws set forth on Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and in the certificate of incorporation of the Surviving Corporation and by applicable Law (subject to Section 5.9).
(c)          Notwithstanding anything in this Agreement to the contrary, if, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Equity Interests of the Company or Parent shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, will be equitably adjusted to reflect such change and provide the holders of each Company Share and Company Equity Award the same economic effect as contemplated by this Agreement prior to such event.
1.2          Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) will take place at 8:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) (the “Closing Date”), by electronic exchange of documents, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), the Closing shall occur instead on (a) the earlier to occur of (i) such Business Day during the Marketing Period as shall be specified by Parent to the Company in writing not later than 5:00 p.m., New York City time, on the third (3rd) Business Day prior to such date, and (ii) the third (3rd) Business Day immediately following the final day of the Marketing Period (as it may be extended pursuant to the definition of “Marketing Period”); or (b) such other date and time as agreed to in writing by the parties hereto.  Upon the terms and subject to the conditions set forth in this Agreement, as promptly as reasonably practicable on the Closing Date, or such other date and time to which Merger Sub and the Company may agree in writing, the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and the Company and Merger Sub shall make all other filings required under the DGCL in connection with the consummation of the Merger.  The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

1.3          Governance Matters.
(a)          Parent and the Parent Board shall take all actions necessary such that, effective as of the Effective Time, the Parent Board shall include two (2) individuals who are currently members of the Company Board and are mutually selected by the Company and Parent prior to the Effective Time (the “Company Designees”).  Prior to the next annual meeting of Parent stockholders following the Effective Time (the “Annual Meeting”), Parent shall take all necessary action to cause the Parent Board to nominate the Company Designees for election at the Annual Meeting, subject to applicable Law (including fiduciary duties of the members of the Parent Board).
(b)          At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
2.1          Conversion of Securities.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a)          Conversion of Company Shares.  Each Company Share issued and outstanding immediately prior to the Effective Time, other than any Company Restricted Stock Award, any Dissenting Share and any Cancelled Share, shall be converted into the right to receive (i) 0.8000 validly issued, fully paid and nonassessable Parent Shares (the “Stock Consideration”), and (ii) $2.50 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, collectively, the “Merger Consideration”).  From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.7, cash in lieu of fractional Parent Shares, if any, into which such Company Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f) (the “Dividend Consideration”).

(b)          Merger Sub Equity Interests.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(c)          Cancelled Shares.  Each Company Share that is owned directly by the Company (or any wholly owned Subsidiary of the Company), Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
2.2          Payment for Securities; Surrender of Certificates.
(a)          Exchange Agent.  Prior to the Effective Time, Parent or Merger Sub shall designate a reputable U.S. bank or trust company to act as the exchange agent (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) for purposes of effecting the payment of the Merger Consideration and the Fractional Share Consideration in connection with the Merger (the “Exchange Agent”).  Parent shall pay, or cause to be paid, the fees and expenses of the Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Shares issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate number of Parent Shares included in the Stock Consideration (excluding any fractional Parent Shares to which holders of Company Shares are entitled in accordance with this Agreement), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate amount of cash included in the Cash Consideration and the Fractional Share Consideration (such evidence of Parent Shares in book-entry form and cash amounts, including any Dividend Consideration, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Shares.  Parent shall cause the Exchange Agent to make delivery of the Merger Consideration and any Fractional Share Consideration and Dividend Consideration out of the Exchange Fund in accordance with this Agreement.  In the event the Exchange Fund shall at any time be insufficient to pay the aggregate amount of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, Parent shall, or shall cause Merger Sub to, promptly deposit additional Parent Shares or cash in immediately available funds, as applicable, with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or Merger Sub, in its sole discretion, pending payment thereof by the Exchange Agent to the holders of the Company Shares; provided that, unless otherwise agreed by Parent and the Company prior to the Closing, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available).  Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Company Shares.
(b)          Procedures for Surrender.
(i)           Certificates.  As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, at the Effective Time pursuant to this Agreement:  (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in such form as Parent and the Exchange Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time.  Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Exchange Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, for each Company Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii)          Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, that such holder is entitled to receive pursuant to Section 2.1(a).  In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Exchange Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Exchange Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Exchange Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5) and such Book-Entry Shares of such holder shall forthwith be cancelled.  As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time.  Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall forthwith be cancelled.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares.  Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL.
(c)          Transfer Books; No Further Ownership Rights in Company Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further recording or registration of transfers of Company Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, payable therefor upon the surrender thereof in accordance with the provisions of this Section 2.2.  The Merger Consideration paid in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, except for Certificates and Book-Entry Shares representing Dissenting Shares, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL.  Notwithstanding the foregoing, if, after the Effective Time, Certificates or any other valid evidence of ownership of Company Shares that have not previously been surrendered are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, as provided in this Agreement.
(d)          Termination of Exchange Fund; Abandoned Property; No Liability.  Any portion of the Exchange Fund (including any interest received with respect thereto) made available to the Exchange Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first (1st) anniversary of the Effective Time will be returned to the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, in each case without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of its Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b).  Any Merger Consideration, Fractional Share Consideration or Dividend Consideration, as applicable, remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.  None of the Surviving Corporation, the Company, Merger Sub, Parent or the Exchange Agent, or any employee, officer, director, agent or affiliate of any of them, shall be liable to any Person in respect of any part of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration made available to the Exchange Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)           Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form, reasonably acceptable to Parent (which shall contain an agreement in customary form to indemnify Parent, Merger Sub, the Surviving Corporation and their respective affiliates against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or their respective affiliates on account of the alleged loss, theft or destruction of such Certificates) of that fact by the holder thereof, the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, payable in respect thereof pursuant to Section 2.1(a), without interest and subject to any withholding of Taxes required by applicable Law.  In addition, Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, Fractional Share Consideration and Dividend Consideration, as applicable, require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a customary and reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
(f)           Dividends or Distributions with Respect to Parent Stock.  Subject to the provisions of Section 1.1(c), no dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Parent Shares issuable to such holder hereunder, and all such dividends and other distributions, if any, shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 2.2(e)) or Book-Entry Share in accordance with this Agreement.  Subject to applicable Laws and the provisions of Section 1.1(c), following surrender of any such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 2.2(e)) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and with a payment date prior to such surrender with respect to the Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.
2.3          Dissenting Shares.  Notwithstanding anything to the contrary contained in this Agreement (but subject to the provisions of this Section 2.3), Company Shares outstanding immediately prior to the Effective Time and held by a holder who has neither voted in favor of the Merger nor consented thereto in writing and who is entitled to demand, and has properly demanded, appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, Fractional Share Consideration or the Dividend Consideration.  At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL.  If any such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses its right to appraisal under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to have been converted into, as of the Effective Time, and shall be exchangeable for, subject to compliance with the procedures in Section 2.2(b), solely the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, without interest and subject to any withholding of Taxes pursuant to Section 2.5 and as required by applicable Law.
2.4          Treatment of Company Equity Awards.
(a)          Company Stock Options.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase a Company Share granted under any Company Equity Plan (each, a “Company Stock Option”) (whether vested or unvested, exercisable or not exercisable) that is outstanding and unexercised immediately prior to the Effective Time shall be substituted and converted at the Effective Time, by Parent granting an option in substitution of such Company Stock Option under the Parent Equity Plan (each, a “Parent Stock Option”) to purchase (A) a number of whole Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of Company Shares subject to such Company Stock Option immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, and (B) at an exercise price per share (rounded up to the nearest cent) equal to the quotient obtained by dividing (x) the exercise price per Company Share of such Company Stock Option immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, it being understood that the exercise price and the number of Parent Shares for which each substituted Company Stock Option is exercisable is intended to be determined in a manner consistent with the requirements of Section 409A of the Code and the rules and regulations promulgated thereunder.  Except as otherwise set forth in this Section 2.4(a), each Parent Stock Option issued pursuant to this Section 2.4(a) shall continue to have, and shall be subject to, the same vesting and acceleration of vesting terms and conditions as, and other terms and conditions that are substantially similar to, those that applied to the corresponding Company Stock Option immediately prior to the Effective Time, except that each reference to the Company shall be deemed to be a reference to Parent.
(b)          Company Restricted Stock Awards.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award in respect of a Company Share subject to vesting, repurchase or other lapse restriction granted under a Company Equity Plan (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall be substituted and converted at the Effective Time, by Parent granting an award of restricted Parent Shares in substitution of such Company Restricted Stock Award under the Parent Equity Plan (a “Parent Restricted Stock Award”) consisting of a number of whole Parent Shares (rounded to the nearest whole share) equal to the product of (i) the number of Company Shares subject to such Company Restricted Stock Award as of immediately prior to the Effective Time (assuming that any performance-based vesting conditions applicable to such Company Restricted Stock Award for any performance period that has not been completed as of the Effective Time are achieved at target) and (ii) the Equity Award Exchange Ratio.  Except as otherwise set forth in this Section 2.4(b), each Parent Restricted Stock Award issued pursuant to this Section 2.4(b) shall continue to have, and shall be subject to, the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time, except that each reference to the Company shall be deemed to be a reference to Parent.
(c)          Company PSU Awards.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each performance stock unit award in respect of Company Shares granted under a Company Equity Plan (each, a “Company PSU Award” and, together with the Company Stock Options and the Company Restricted Stock Awards, the “Company Equity Awards”) that is outstanding immediately prior to the Effective Time shall be substituted and converted at the Effective Time, by Parent granting a restricted stock unit award to be settled in Parent Shares in substitution of such Company PSU Award under the Parent Equity Plan (a “Parent RSU Award”) corresponding to a number of whole Parent Shares (rounded to the nearest whole share) equal to the product of (i) the number of

Company Shares underlying such Company PSU Award as of immediately prior to the Effective Time (assuming that any performance-based vesting conditions applicable to such Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target) and (ii) the Equity Award Exchange Ratio.  Except as otherwise provided in this Section 2.4(c), each Parent RSU Award issued pursuant to this Section 2.4(c) shall continue to have, and shall be subject to, the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding Company PSU Award immediately prior to the Effective Time, except that each reference to the Company shall be deemed a reference to Parent.
(d)          Class B Warrants.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the warrant held by Lyon Shareholder 2012, LLC (the “Class B Warrant”) shall be substituted and converted at the Effective Time, by Parent issuing a warrant to be settled in Parent Shares in substitution of the Class B Warrant exercisable for (A) a number of whole Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of Company Shares subject to the Class B Warrant immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, and (B) at an exercise price per share (rounded up to the nearest cent) equal to the quotient obtained by dividing (x) the exercise price per Company Share of the Class B Warrant immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio.  The Parent warrant issued pursuant to this Section 2.4(d) shall be substantially in the form attached hereto as Exhibit C.
(e)          The Surviving Corporation shall pay, through the Surviving Corporation’s standard payroll procedures, the cash amounts described in this Section 2.4, less applicable Tax withholdings, on the next regularly scheduled payroll date that is at least five (5) Business Days following the Closing Date; provided that, if any such payment cannot be made through such payroll system, then the Surviving Corporation shall issue a check for such payment promptly following the Closing Date.  Notwithstanding the immediately preceding sentence, to the extent that payment of the amounts described in this Section 2.4 with respect to Company Equity Awards that constitute nonqualified deferred compensation subject to Section 409A of the Code would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, Parent shall cause the Surviving Corporation to make such payment at the earliest time permitted under the Company Equity Plan and applicable award agreement that would not result in the imposition of such Tax or penalty.
(f)          At or prior to the Effective Time, the Company, the Board of Directors of the Company or the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.4.
(g)          At or prior to the Effective Time, Parent, the Parent Board or the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.4.  At the Effective Time, Parent shall assume all the obligations of the Company with respect to the Company Stock Options, Company Restricted Stock Awards and Company PSU Awards that are converted into Parent Stock Options, Parent Restricted Stock Awards and Parent RSU Awards, respectively, and the award agreements evidencing the grants thereof.  Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon the exercise, vesting or settlement of the Parent Stock Options, Parent Restricted Stock Awards and Parent RSU Awards in accordance with this Section 2.4.  As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of Parent Shares to be registered and issuable under the awards described in this Section 2.4, Parent shall file a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Shares subject to such awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.
2.5          Withholding Rights.  Parent, Merger Sub, the Surviving Corporation, the Company and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts that Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Tax Law; provided, however, that, except (i) with respect to amounts payable with respect to Company Restricted Stock Awards, (ii) with respect to amounts otherwise treated as compensation for Tax purposes or (iii) as a result of the failure of any holder of Company Shares to provide applicable Tax documentation to the Exchange Agent that shows a valid exemption from withholding, before making any such deduction or withholding, to the extent reasonably practicable, Parent shall provide the Company notice of any applicable payor’s intention to make such deduction or withholding and provide the Company with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding.  Parent shall reasonably cooperate with the Company to obtain such reduction of or relief from such deduction or withholding.  To the extent that amounts are so withheld and timely paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.6          Further Actions.  As of the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
2.7          Fractional Shares.  No fractional Parent Shares shall be issued in connection with the Merger, no certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender of any right thereto, cash, rounded to the nearest whole cent and without interest, in an amount equal to such fraction, multiplied by the Closing VWAP.  As soon as practicable after the Effective Time and the determination of the aggregate Fractional Share Consideration, the Exchange Agent shall make available the Fractional Share Consideration to such holders, subject to and in accordance with Section 2.2.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (i) the Company SEC Documents filed on or after January 1, 2017 and publicly available prior to the date hereof (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), but it being understood that this clause (i) shall not be applicable to Sections 3.2(a), 3.2(b) or 3.2(c), or (ii) the corresponding sections of the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure in any Section or Subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1          Organization and Qualification; Subsidiaries.
(a)          The Company is a corporation, duly organized and validly existing and in good standing under the Laws of Delaware and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except for such failures to be in good standing or to have such power that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company’s Subsidiaries (each, a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and each of its “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act) (each, a “Significant Company Subsidiary”) is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)          The Company has made available or caused to be made available to Parent true, correct and complete copies of (i) any amendments to the Third Amended and Restated

Certificate of Incorporation of the Company (the “Company Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Amended and Restated Bylaws of the Company (the “Company Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Significant Company Subsidiary.  The Company is in compliance in all material respects with the provisions of the Company Charter and the Company Bylaws.
(c)          Section 3.1(c) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary.  Neither the Company nor any Company Subsidiary, directly or indirectly, owns any Equity Interest in any Person other than the Company Subsidiaries.  All of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth in Section 3.1(c) of the Company Disclosure Letter, all of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.
3.2          Capitalization.
(a)          The authorized capital stock of the Company consists of (i) 150,000,000 Company Class A Shares, of which, as of the close of business on November 1, 2019 (the “Capitalization Date”), there were 33,983,093 Company Class A Shares outstanding (including 954,067 Company Class A Shares underlying Company Restricted Stock Awards and excluding 0 Company Shares held in treasury), (ii) 30,000,00 Company Class B Shares, of which, as of the Capitalization Date, there were 4,817,394 Company Class B Shares issued and outstanding and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), of which, as of the Capitalization Date, no shares of Company Preferred Stock were issued and outstanding.  No Company Subsidiary owns any Company Shares or has any option or warrant to purchase any Company Shares or any other Equity Interest in the Company.  All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(b)          As of the close of business on the Capitalization Date, the Company has no Company Shares or shares of Company Preferred Stock subject to or reserved for issuance, except for (i) 545,590 Company Class A Shares subject to outstanding Company Stock Options under the Company Equity Plans, (ii) 463,728 Company Class A Shares subject to outstanding Company PSU Awards (assuming vesting at target performance levels with respect to each Company PSU Award that is subject to performance-based vesting), (iii) 316,283 Company Class A Shares reserved for future issuance under the Company Equity Plans for awards not yet granted and (iv) 1,907,550 Company Class B Shares issuable upon the exercise of the Class B Warrant.  All Company Shares subject to issuance under the Company Equity Plans and the Class B Warrant, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c)          As of the close of business on the Capitalization Date, other than the Company Equity Awards, the Class B Warrant and the preemptive rights set forth in the Company Charter, there are no outstanding Equity Interests or other options, warrants or other rights, relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary.  Since the close of business on the Capitalization Date, the Company has not issued any Company Shares, Company Equity Awards or other Equity Interests (including shares of Company Preferred Stock) other than Company Shares issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms.
(d)          Other than the Company Equity Awards, the Class B Warrant and the preemptive rights set forth in the Company Charter, there are no obligations (whether outstanding or authorized) of the Company or any Company Subsidiary requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any Company Shares or other Equity Interests of the Company or any Company Subsidiary.  There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of Company Shares or other Equity Interests of the Company or any Company Subsidiary, other than any such agreements solely between and among the Company and any Company Subsidiary or solely between and among two or more Company Subsidiaries.  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote.
(e)          Section 3.2(e) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, all Indebtedness of the Company and the Company Subsidiaries, excluding any Indebtedness with an outstanding principal amount as of the date hereof of less than two million dollars ($2,000,000) individually (provided, that all such excluded Indebtedness has an aggregate outstanding principal amount as of the date hereof of less than ten million dollars ($10,000,000)).  From the close of business on the Capitalization Date to the date hereof, the Company has not incurred any Indebtedness that would be required to be set forth on Section 3.2(e) of the Company Disclosure Letter if such Indebtedness was incurred prior to the close of business on the Capitalization Date.  “Indebtedness” means, with respect any Person: (i) (A) the amount of indebtedness of such Person for borrowed money and (B) indebtedness of such Person evidenced by any note, bond, debenture or other debt security, in the case of clauses (A) and (B), whether incurred, assigned, granted or unsecured (which, for the avoidance of doubt, shall not include accounts payable, accrued liabilities or “earn-outs”); (ii) obligations of such Person with respect to interest rate and currency swap arrangements and any other arrangements designed to protect against fluctuations in interest or currency rates payable upon termination thereof; and (iii) reimbursement obligations of such Person with respect to any performance bonds, bank overdrafts, letters of credit and similar charges (to the extent drawn) (which, for the avoidance of doubt, shall not include customer deposits, “earn-outs,” escrow and other similar contingent payment obligations).

3.3          Authority.  The Company has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform (subject to the conditions contained herein) its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger.  The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption at a meeting of the Company stockholders for the purpose of adopting this Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) and (iv) resolved to recommend that this Agreement be adopted by the holders of the Company Shares.  Except for the adoption of this Agreement by the affirmative vote of the holders of a majority in voting power of the outstanding Company Shares entitled to vote thereon (the “Company Stockholder Approval”), and assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.22, no other corporate proceedings on the part of the Company are necessary to adopt this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief (the “Enforceability Exceptions”).
3.4          No Conflict.  None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) conflict with or violate any provision of the Company Charter or the Company Bylaws in any material respect.  Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), (a) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (b) require any consent or approval under, violate, conflict with, result in any breach of, or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Contract or Company Real Property Lease to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or any Company Permit.

3.5          Required Filings and Consents.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.5, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable foreign, federal or state securities or blue sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (c) such filings as may be required under the rules and regulations of the NYSE, (d) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting and the matters to be submitted to the Parent stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and the filing with the SEC, and declaration of effectiveness under the Securities Act, of a registration statement on Form S-4 with respect to the issuance of the Parent Shares in the Merger, in which the Joint Proxy Statement/Prospectus will be included as a prospectus (such Form S-4, and any amendments or supplements thereto, the “Form S-4”) and (e) consents, approvals, authorizations or permits of, filings, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws), the failure of which to obtain or make would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.6          Permits; Compliance with Law.
(a)          The Company and the Company Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted (collectively, the “Company Permits”), except where the failure to comply with, to obtain or have, or the suspension or cancellation of, or failure to be valid or to be in full force and effect of, any of the Company Permits, would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)          Neither the Company nor any Company Subsidiary is, and since January 1, 2017 has not been, in conflict with, default under or violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.7          SEC Filings; Financial Statements.
(a)          Since January 1, 2017, the Company has, in all material respects, timely filed with or otherwise furnished (as applicable) to the U.S. Securities and Exchange Commission (“SEC”) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by the Company with the SEC since January 1, 2017, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”).  As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not (or, with respect to the Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied, as of such date, as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and the listing and corporate governance rules and regulations of the NYSE, provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC.  As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company or any Company Subsidiary relating to the Company SEC Documents.  To the Knowledge of the Company as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.
(b)          The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any related notes thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes and except as may be indicated in the notes thereto).
(c)          Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.
3.8          Internal Controls.
(a)          The Company has designed and maintains in all material respects a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (i) maintains in all material respects “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports and (ii) based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(b)          Neither the Company nor any of the Company Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
3.9          No Undisclosed Liabilities.  Except for those liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the Company Financial Statements filed prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2019, (c) for Taxes, (d) incurred in accordance with this Agreement, (e) incurred in accordance with the terms of any Material Contract (other than liabilities due to breaches thereunder) or (f) that otherwise are not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations, whether accrued, contingent or otherwise.
3.10        Absence of Certain Changes or Events.
(a)          Since January 1, 2019 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.
(b)          Since January 1, 2019 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.11        Employee Benefit Plans.
(a)          Section 3.11(a) of the Company Disclosure Letter lists all material Benefit Plans.

(b)          The Company has made available to Parent, with respect to each material Benefit Plan, (i) each writing constituting a part of such Benefit Plan, including all amendments thereto, and all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, trustee report, audit report or actuarial report, if any, and (v) the most recent determination letter from the IRS (if applicable) for such Benefit Plan.
(c)          Except as would not have had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Benefit Plan has been maintained, operated, registered and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code, (iii) none of the Company, any Company Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (iv) no Benefit Plan provides medical, life insurance or other welfare benefits with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than coverage mandated by applicable Law, (v) no liability under Title IV of ERISA has been incurred, or is reasonably expected to be incurred, by the Company, any of the Company Subsidiaries or any ERISA Affiliate with respect to any Benefit Plan that has not been satisfied in full (other than with respect to amounts not yet due), and no condition, event or circumstance exists that presents a risk to the Company, any Company Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder, (vi) all contributions or other amounts payable by the Company, the Company Subsidiaries or any ERISA Affiliate with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (vii) none of the Company, any Company Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a “multiemployer plan” within the meaning of Section 4001(a) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, (viii) none of the Company, any of the Company Subsidiaries, any director, officer or employee of the Company or any of the Company Subsidiaries or any Benefit Plan that is subject to ERISA, or, to the Knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), (ix) there are no pending or, to the Knowledge of the Company, threatened complaints, lawsuits or claims (other than claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto, or against any fiduciary of any Benefit Plan, and (x) the Company has properly classified its independent contractors as non-employees for purposes of withholding of Taxes, employment Taxes and employment Law, and neither the Company nor any of the Company Subsidiaries has incurred any liability arising under the Fair Labor Standards Act or any similar Law.

(d)          Except as expressly contemplated by the terms of this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Participant to severance, change of control or other similar pay or benefits other than access to continued health care coverage mandated by applicable Law, (ii) cause any material payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of any material payment or vesting, or materially increase the amount of compensation or benefits due to any Participant, or materially increase the amount payable, pursuant to any Benefit Plan, (iii) result in any forgiveness of indebtedness of any Participant, or (iv) result in payments by the Company or any Company Subsidiary to any Person that would not be deductible under Section 280G of the Code.  Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.
3.12        Labor Matters.
(a)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries is in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours, and the Worker Adjustment and Retraining Notification Act of 1988, as amended.
(b)          Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement, and to the Knowledge of the Company, no labor union has been certified to represent any employee of the Company or any Company Subsidiary or has applied to represent or is attempting to organize so as to represent such employees.
(c)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no pending or, to the Knowledge of the Company, threatened work stoppage, lock-out, slowdown or labor strike against the Company or any Company Subsidiary and (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.
3.13        Contracts.
(a)          Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Contract (other than any Company Real Property Lease or Benefit Plan) that is in effect and to which the Company or any Company Subsidiary is a party or which binds their respective properties or assets, and that falls within any of the following categories:
(i)           any joint venture, partnership, or strategic alliance Contract with a Third Party member that is material to the business of the Company and the Company

Subsidiaries, taken as a whole, in which the Company or any Company Subsidiary owns an Equity Interest;
(ii)          any Contract that requires aggregate capital expenditures by the Company or any of the Company Subsidiaries in an amount in excess of four million dollars ($4,000,000) per annum individually, other than (A) any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business, or (B) any ordinary course Contracts with respect to land acquisitions, land development and construction;
(iii)         any settlement, conciliation or similar Contract (A) with any Governmental Entity, (B) that requires the Company or any of the Company Subsidiaries to pay any monetary consideration of more than four hundred thousand dollars ($400,000) after the date of this Agreement or (C) that would otherwise limit in any material respect the operation of the Company or any Company Subsidiary (or, to the Knowledge of the Company, Parent or any of its other affiliates from and after the Closing) as currently operated;
(iv)         any Contract that contains any covenant limiting in any material respect the ability of the Company or the Company Subsidiaries to engage in any line of business or compete with any Person, in each case, in any geographic area;
(v)          any Contract (A) that relates to any completed acquisition, divestiture, merger or similar transaction and contains representations, covenants, indemnities or other obligations that remain in effect (excluding any transactions solely among the Company and any wholly owned Company Subsidiary) and that are material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) for any pending acquisition, directly or indirectly (by merger or otherwise) of a portion of the assets (other than goods, products or services in the ordinary course of business) or Equity Interests of any Person for aggregate consideration in excess of two million dollars ($2,000,000) pursuant to which the Company or any Company Subsidiary has continuing “earn-out” or other similar contingent payment obligations following the date hereof in excess of two million dollars ($2,000,000) or (C) that gives any Person the right to acquire any assets of the Company or the Company Subsidiaries (excluding ordinary course commitments to purchase homes, lots, goods, products or services) after the date hereof with a total consideration of more than two million dollars ($2,000,000);
(vi)         any Contract that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in an outstanding principal amount in excess of one million dollars ($1,000,000), other than any such contract between the Company or any Company Subsidiary, on the one hand, and any other Company Subsidiary, on the other hand;
(vii)        any Contract for (A) the sale of any land parcels (whether or not developed) of the Company or a Company Subsidiary with a purchase price in excess of four million dollars ($4,000,000) (other than individual home sales in the ordinary course of business), (B) the purchase of any land parcels (whether or not developed) of the Company or a Company Subsidiary or (C) the option to purchase any land parcels (whether or not developed)

of the Company or a Company Subsidiary, in the case of clauses (B) and (C), with a total purchase price for the land parcels subject thereto in excess of eight million dollars ($8,000,000) (other than individual home sales in the ordinary course of business); and
(viii)       any material Contract (A) pursuant to which the Company or any Company Subsidiary receives a license to use any material Intellectual Property that is used in the business (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions) or (B) pursuant to which the Company or any Company Subsidiary grants to a third party a license to use any material Company Intellectual Property.
Each Contract of the type described in this Section 3.13(a) is referred to herein as a “Company Material Contract.”  True and complete copies of each Company Material Contract in effect as of the date hereof have been made available to Parent (including pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.
(b)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid, binding and enforceable obligation of the Company or the Company Subsidiary party thereto and is in full force and effect (except as may be limited by the Enforceability Exceptions) and (ii) none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any counterparty is in breach or default under any Company Material Contract.
3.14        Litigation.  There is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the Knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.15        Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and has for the past three (3) years been in compliance with applicable Environmental Laws, (b) each of the Company and the Company Subsidiaries has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted and is, and for the past three (3) years has been, in compliance with the terms and conditions thereof, (c) none of the Company or any Company Subsidiary has received in the past three (3) years any written notice, demand, letter or claim that is unresolved and that alleges that the Company or such Company Subsidiary is in violation of, or has liability under, any Environmental Law, (d) neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, (e) (i) there are no Hazardous Substances present at any Company Property, and (ii) neither the Company nor any Company Subsidiary has stored, handled, used, released, disposed of or transported, or arranged for the transport or disposal of Hazardous Substances at any location, except, in each case of the foregoing subclauses (i) and

(ii), as would not reasonably be expected to result in liability to the Company or any Company Subsidiary under any Environmental Law and (f) none of the Company or any Company Subsidiary has undertaken or assumed by contract or operation of law any liability arising under Environmental Law or relating to Hazardous Substances.
3.16        Intellectual Property.
(a)          Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Intellectual Property that is registered, issued or the subject of a pending application.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, none of the registrations, issuances and applications set forth on Section 3.16(a) of the Company Disclosure Letter are invalid, (ii) none of the registrations, issuances and applications set forth on Section 3.16(a) of the Company Disclosure Letter have expired (except upon expiration of any statutory term) or been cancelled, abandoned or otherwise terminated by the Company, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made, except where the Company has made a reasonable business decision to not do any of the foregoing, (iii) the Company and the Company Subsidiaries validly own or have valid license Contracts entitling the Company and the Company Subsidiaries, as applicable, to use all Intellectual Property that they use in their operations, free and clear of all Liens (other than Permitted Liens), and (iv) the Company and the Company Subsidiaries have taken commercially reasonable actions to maintain and protect each item of such Intellectual Property.
(b)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, no Proceedings are pending against the Company or any Company Subsidiary or, to the Knowledge of the Company, are threatened, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person or otherwise challenging the ownership or use of any of the Company Intellectual Property, and no such Proceedings have been brought since January 1, 2018, (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating the Company Intellectual Property, and neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person with respect to the foregoing in this Section 3.16(b)(ii), and (iii) the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person.
(c)          Each consultant who developed any material Company Intellectual Property has executed a valid and enforceable Contract with the Company or a Company Subsidiary that conveys to the Company or a Company Subsidiary any and all right, title and interest in and to all such Intellectual Property.
(d)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) the Company and the Company Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable and (y) security measures are in place to protect personally identifiable information stored in the Company’s and the Company Subsidiaries’ computer systems from unlawful use by any third party or any other use by a third party that would violate such policies.  Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and, since January 1, 2017, have been, in compliance with all such policies and Laws pertaining to data privacy and data security.  Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been (i) no loss or theft of data or security breach relating to data used in the business of the Company and the Company Subsidiaries, (ii) no violation of any security policy regarding any such data, (iii) no unauthorized access or unauthorized use of any data and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Company Subsidiary or a contractor or agent acting on behalf of the Company or a Company Subsidiary.  No Proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to the collection or use of personally identifiable information.
(e)          To the Knowledge of the Company, the IT Assets operate and perform in all material respects as is necessary for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted, and there has been no material failure of IT Assets in the past two (2) years which has not been fully resolved and no Person has gained unauthorized access to the IT Assets, which access has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.17        Tax Matters.  Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)          all Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiaries have been timely filed with the appropriate Governmental Entity (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;
(b)          the Company and the Company Subsidiaries have timely paid all Taxes due and owing by any of them, other than Taxes and deficiencies for which, or with respect to which, adequate reserves have been established on or reflected in the financial statements of the Company and the Company Subsidiaries in accordance with GAAP, and since the date of the most recent financial statements of the Company and the Company Subsidiaries, no liability in respect of Taxes has been incurred or accrued (other than in the ordinary course of business);
(c)          no deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against the Company or the Company Subsidiaries, except for deficiencies that have been satisfied by payment, settled or withdrawn;
(d)          there is not pending, or, to the Knowledge of the Company, threatened in writing, any audit, examination, investigation or other proceeding with respect to any Taxes or Tax Return of the Company or the Company Subsidiaries;

(e)          neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes;
(f)           neither the Company nor any of the Company Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2);
(g)          the Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger;
(h)          neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement (other than any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes and other than any agreement solely between or among any of the Company and the Company Subsidiaries);
(i)           neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or as successor or transferee;
(j)           there are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of the Company Subsidiaries;
(k)          no claim in writing has been made by any Governmental Entity in a jurisdiction in which the Company or Company Subsidiaries do not file Tax Returns of a particular type that the Company or any Company Subsidiaries is, or may be, subject to taxation of such type by, or required to file any Tax Return with respect to Taxes of such type in, that jurisdiction; and
(l)           each of the Company and each of the Company Subsidiaries has withheld and collected all amounts required by applicable Law to be withheld or collected by it on account of Taxes, has remitted all such amounts to the appropriate Governmental Entity when required by applicable Law to do so and has otherwise complied with Laws related to the collection, withholding and remittance of Taxes.
3.18        Real Property.
(a)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable fee title to the real property owned by the Company or any Company Subsidiary (the “Company Owned Real Property”), in each case, which has not been sold in the ordinary course of business and free and clear of all Liens other than Permitted Liens.  With regard to options or agreements to purchase real property described in Section 3.13(a)(vii)(B) of the Company Disclosure Letter, except to the extent such options have been exercised or the real property that is the subject of such purchase agreements has been acquired, such options and purchase agreements all remain in effect and no other party to an option or purchase agreement has the right, because of anything the Company or any Company Subsidiary has done or failed to do, to terminate it or change the terms on which the Company or such Company Subsidiary has the right to purchase the real property to which it relates.
(b)          Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of each lease, sublease, license, easement and other agreement which requires the payment of rent in an amount exceeding one hundred fifty thousand dollars ($150,000) per annum, together with any amendments, renewals and guarantees thereof or thereto (each, a “Company Real Property Lease”), under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property at which operations of the Company and the Company Subsidiaries are conducted (the “Company Leased Real Property”; the Company Owned Real Property and Company Leased Real Property being sometimes referred to herein as the “Company Property”).  The Company has made available to Parent a true, correct and complete copy of each Company Real Property Lease.  Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Real Property Lease is valid, binding and in full force and effect, (ii) to the Knowledge of the Company, none of the Company, any Company Subsidiary or any counterparty is in breach or default under any Company Real Property Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a material default by the Company, any Company Subsidiary or any counterparty under any Company Real Property Lease, and (iii) the Company or the applicable Company Subsidiary has a good and valid leasehold interest, subject to the terms of the Company Real Property Lease applicable thereto, in each parcel of Company Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.
(c)          Except as set forth on Section 3.18(c) of the Company Disclosure Letter, as of the date of this Agreement, none of the material Company Properties have been leased or subleased to any other Person.
(d)          To the Knowledge of the Company, there are no material new (or increases in existing) development fees, impact fees or other fees that will be levied by any Governmental Entity in connection with the development of any Company Property.  To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any notice of any material violation of any Law relating to any Company Property.
(e)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice of any condemnation, eminent domain, requisition or taking by any Governmental Entity with respect to any Company Property, or negotiations for the purchase of any Company Property in lieu of condemnation, and no condemnation, eminent domain, requisition or taking has been commenced or threatened in connection with any of the foregoing.

3.19        Construction Matters.  Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the land, homes and other improvements sold by the Company and the Company Subsidiaries have at all times during the period of time in which the Company or the Company Subsidiaries have owned such land, homes and other improvements, complied with all applicable building codes, zoning, land use, Environmental Laws or similar Laws then in effect, (ii) there are no pending vendor recalls of which the Company has been notified or otherwise is aware of products incorporated in homes or other improvements built by the Company or the Company Subsidiaries, and (iii) neither the Company nor any of the Company Subsidiaries is the subject of any recalls or recall notices from any product safety commissions regarding products incorporated in homes or other improvements built by the Company or the Company Subsidiaries.
3.20        Insurance.  Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain policies of insurance covering the Company, the Company Subsidiaries and their respective employees, properties or assets (collectively, “Insurance Policies”) in an amount that is adequate for the operation of the Company’s and the Company Subsidiaries’ businesses.  Neither the Company nor any Company Subsidiary (a) is in breach or default of any of the Insurance Policies or (b) has received any written notice of termination, cancellation or denial of coverage with respect to any Insurance Policy, and all such insurance is outstanding and duly in force, except in each case, which would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.21        Opinion of Financial Advisor.  The Company Board has received the opinion of J.P. Morgan Securities LLC (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, the “Fairness Opinion”), to the effect that, on the basis of and subject to the various qualifications, assumptions and limitations set forth therein, as of the date of such Fairness Opinion, the Merger Consideration to be paid to the holders of Company Shares in the Merger is fair, from a financial point of view, to such holders.  The Fairness Opinion has not been amended or rescinded as of the date of this Agreement.
3.22        Form S-4; Joint Proxy Statement/Prospectus.  None of the information in the Form S-4 or the Joint Proxy Statement/Prospectus to be supplied by the Company or the Company Subsidiaries for inclusion therein will, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments or supplements thereto, or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the Exchange Act, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion therein.
3.23        Brokers.  Except for the Company’s obligations to J.P. Morgan Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any brokerage,

finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of J.P. Morgan Securities LLC related to the Merger and the other transactions contemplated hereby.
3.24        State Takeover Statutes.  Assuming the accuracy of the representations contained in Section 4.22, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (including Section 203 of the DGCL) or any similar anti-takeover provision in the Company Charter or the Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the transactions contemplated hereby.
3.25        Reorganization.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.26        Affiliate Transactions.  There have not been during the preceding three (3) years any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.
3.27        Certain Business Practices.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries (nor, to the Knowledge of the Company, any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, provincial, state, local or foreign jurisdiction or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States or Canadian government or any other Governmental Entity.
3.28        No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article 3 (as qualified by the Company Disclosure Letter), none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and each of Parent and Merger Sub, on its own behalf and on behalf of Parent’s Representatives, acknowledges and agrees that it has not relied, and disclaims reliance, on any such representation or warranty) with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or the Parent Representatives or affiliates or any other Person in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.  Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or the Parent Representatives or affiliates or any other Person (and each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person will have or be subject to any such liability or obligation) resulting from Parent’s, Merger Sub’s or the Parent Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or the Parent Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or the Parent Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3 (as qualified by the Company Disclosure Letter).
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in (i) the Parent SEC Documents filed on or after January 1, 2017 and publicly available prior to the date hereof (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), but it being understood that this clause (i) shall not be applicable to Section 4.2 or (ii) the corresponding sections of the Parent Disclosure Letter (it being acknowledged and agreed that disclosure in any Section or Subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Parent Disclosure Letter to the extent that the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1          Organization and Qualification; Subsidiaries.
(a)          Each of Parent and Merger Sub is a corporation, duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except for such failures to be in good standing or to have such power that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each of Parent’s Subsidiaries (each, a “Parent Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and each of its “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act) (each, a “Significant Parent Subsidiary”) and Merger Sub is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)          Parent has made available or caused to be made available to the Company true, correct and complete copies of (i) any amendments to the Amended and Restated Certificate of Incorporation of Parent (the “Parent Charter”) not filed prior to the date hereof with the SEC, (ii) the Amended and Restated By-laws of Parent and any amendments thereto (the “Parent Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Significant Parent Subsidiary.  Parent is in compliance in all material respects with the provisions of the Parent Charter and the Parent Bylaws.
(c)          Neither the Parent nor any Parent Subsidiary, directly or indirectly, owns any Equity Interest in any Person other than the Parent Subsidiaries.  All of the outstanding shares of capital stock of, or other Equity Interests in, each Parent Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and to the extent owned, directly or indirectly, by Parent, are owned free and clear of all Liens, other than Permitted Liens.
4.2          Capitalization.
(a)          The authorized capital stock of Parent consists of (i) 400,000,000 Parent Shares, of which, as of the close of business on November 1, 2019 (the “Parent Capitalization Date”), there were 105,840,502 Parent Shares issued and outstanding, and (ii) 50,000,000 shares of preferred stock, par value $0.00001 per share, of Parent (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, no shares of Parent Preferred Stock were issued and outstanding.  No Parent Subsidiary owns any Parent Shares or has any option or warrant to purchase any Parent Shares or any other Equity Interest in Parent.  All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(b)          As of the close of business on the Parent Capitalization Date, Parent has no Parent Shares subject to or reserved for issuance, except for (i) 3,359,488 Parent Shares subject to outstanding options to purchase Parent Shares (“Parent Options”) under the Parent Equity Plan, (ii) 1,738,149 Parent Shares underlying Parent RSU Awards granted under the Parent Equity Plan (assuming achievement of the applicable performance goals at the target performance level) and (iii) 6,943,605 Parent Shares reserved for future issuance under the Parent Equity Plan for awards not yet granted.  As of the close of business on the Parent Capitalization Date, Parent has no shares of Parent Preferred Stock subject to or reserved for issuance.  All Parent Shares subject to issuance under the Parent Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
(c)          As of the close of business on the Parent Capitalization Date, other than the Parent Options and outstanding Parent RSU Awards granted under the Parent Equity Plan (collectively, the “Parent Equity Awards”), there are no outstanding Equity Interests or other options, warrants or other rights, relating to or based on the value of any Equity Interests of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, acquire or sell any Equity Interests of Parent or any Parent Subsidiary.  Since the close of business on the Parent Capitalization Date, Parent has not issued any Parent Shares, Parent Options, Parent RSU Awards or other Equity Interests (including shares of Parent Preferred Stock) other than Parent Shares issued upon the exercise of any Parent Options or settlement of Parent RSU Awards, in each case, that were either (x) outstanding as of the close of business on the Parent Capitalization Date or (y) issued in compliance with Section 5.1(b), in each case, in accordance with their terms.
(d)          Other than the Parent Equity Awards, there are no obligations (whether outstanding or authorized) of the Parent or any Parent Subsidiary requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any Parent Shares or other Equity Interests of the Parent or any Parent Subsidiary.  There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of Parent Shares or other Equity Interests of Parent or any Parent Subsidiary, other than any such agreements solely between and among Parent and any Parent Subsidiary or solely between and among two or more Parent Subsidiaries.  There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote.
4.3          Authority.
(a)          Parent has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform (subject to the conditions contained herein) its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger and the Parent Share Issuance.  The Parent Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Share Issuance, are advisable, fair to and in the best interests of the Parent stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated thereby, including the Merger and the Parent Share Issuance, (iii) directed that the Parent Share Issuance be submitted to the Parent stockholders for their approval at a meeting of the Parent stockholders for the purpose of approving the Parent Share Issuance (including any adjournment or postponement thereof, the “Parent Stockholders Meeting”) and (iv) resolved to recommend that the Parent Share Issuance be approved by the holders of the Parent Shares.  Except for the approval of the Parent Share Issuance by the affirmative vote of a majority in voting power of Parent Shares present in person or represented by proxy and entitled to vote thereon (the “Parent Stockholder Approval”), no other corporate proceedings on the part of Parent are necessary to adopt this Agreement, approve the Parent Share Issuance and consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by the Enforceability Exceptions.
(b)          Merger Sub has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger.  The execution and delivery of this Agreement by Merger Sub, and the consummation by Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, including the adoption (effective immediately following the execution of this Agreement by the parties hereto) by the sole stockholder of Merger Sub by written consent, and no other corporate proceedings on the part of Merger Sub are necessary to adopt this Agreement or to consummate the transactions contemplated hereby.  The Board of Directors of Merger Sub has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption and (iv) recommended that the sole stockholder of Merger Sub adopt this Agreement.  This Agreement has been validly executed and delivered by Merger Sub and, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions.
4.4           No Conflict.  None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, will (with or without notice or lapse of time, or both) conflict with or violate any provision of the Parent Charter, the Parent Bylaws or the organizational or governing documents of Merger Sub in any material respect.  Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) (a) assuming that all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to Parent or any Parent Subsidiary any of their respective properties or assets or (b) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiary pursuant to any Contract to which Parent, Merger Sub or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or any Parent Permit.

4.5           Required Filings and Consents.  Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with, or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable foreign, federal or state securities or blue sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (c) such filings as may be required under the rules and regulations of the NYSE, (d) the filing with the SEC of the Joint Proxy Statement/Prospectus and the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4 and (e) consents, approvals, authorizations or permits of, filings, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws), the failure of which to obtain or make would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.6           Parent Shares.  Upon issuance, the Parent Shares that are issued as Merger Consideration will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Liens arising from transfer restrictions under securities Laws).  Except as contemplated in this Agreement, neither Parent nor any Parent Subsidiary is party to any agreement regarding the voting of Parent Shares or committing Parent to register Parent Shares under the Securities Act.  Parent is not party to a rights agreement, poison pill or similar agreement, plan or arrangement that could entitle any Person to acquire shares of stock in Parent or any Parent Subsidiary as a result of the execution of this Agreement, the Merger or the consummation of any other transaction that is contemplated by this Agreement.
4.7           Permits; Compliance with Law.
(a)          Parent and its Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets (collectively, the “Parent Permits”), except where the failure to comply with, to obtain or have, or the suspension or cancellation of, or failure to be valid or to be in full force and effect of, any of the Parent Permits, would not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)          Neither Parent nor any Parent Subsidiary is, and since January 1, 2017 has not been, in conflict with, default under or violation of any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.8           SEC Filings; Financial Statements.
(a)          Since January 1, 2017, Parent has, in all material respects, timely filed with or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses,

forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by Parent with the SEC since January 1, 2017, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”).  As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Parent SEC Documents (i) did not (or, with respect to the Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied, as of such date, as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and the listing and corporate governance rules and regulations of the NYSE, provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.  None of the Parent Subsidiaries is required to file periodic reports with the SEC.  As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent or any Parent Subsidiary relating to the Parent SEC Documents.  To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.
(b)          The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and the consolidated Parent Subsidiaries (including, in each case, any related notes thereto) included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and the consolidated Parent Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes and except as may be indicated in the notes thereto).
(c)          Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in the Parent SEC Documents.
4.9           Internal Controls.
(a)          Parent has designed and maintains in all material respects a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for Parent and the Parent Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP.  Parent (i) maintains in all material respects “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports and (ii) based on Parent’s most recent evaluation of internal controls over financial reporting prior to the date hereof, has disclosed to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.
(b)          Neither Parent nor any of Parent Subsidiaries has made any prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.  There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.
4.10         No Undisclosed Liabilities.  Except for those liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the Parent Financial Statements filed prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2019, (c) for Taxes, (d) incurred in accordance with this Agreement, (e) incurred in accordance with the terms of any material Contract (other than liabilities due to breaches thereunder) or (f) that otherwise are not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations, whether accrued, contingent or otherwise, that would be required to be reflected on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.
4.11         Absence of Certain Changes or Events.
(a)          Since January 1, 2019 through the date of this Agreement, Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.
(b)          Since January 1, 2019 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.12         Employee Benefit Plans.
(a)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Benefit Plan has been maintained, operated, registered and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto and (ii) each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Parent, there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.
(b)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Parent Participant to severance, change of control or other similar pay or benefits other than access to continued health care coverage mandated by applicable Law, (ii) cause any payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any Parent Participant, or increase the amount payable, pursuant to any Parent Benefit Plan, (iii) result in any forgiveness of indebtedness of any Parent Participant, or (iv) result in payments by the Company or any Company Subsidiary to any Person that would not be deductible under Section 280G of the Code.  Neither the Parent nor any Parent Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.
4.13         Litigation.  There is no Proceeding to which Parent or any Parent Subsidiary is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any Parent Subsidiary is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.14         Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each of Parent and the Parent Subsidiaries is and has for the past three (3) years been in compliance with applicable Environmental Laws, (b) each of Parent and the Parent Subsidiaries has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted and is, and for the past three (3) years has been, in compliance with the terms and conditions thereof, (c) neither Parent nor any Parent Subsidiary has received in the past three (3) years any written notice, demand, letter or claim that is unresolved and that alleges that Parent or such Parent Subsidiary is in violation of, or has liability under, any Environmental Law, (d) neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, (e) (i) there are no Hazardous Substances present at any Parent Property, and (ii) neither Parent nor any Parent Subsidiary has stored, handled, used, released, disposed of or transported, or arranged for the transport or disposal of Hazardous Substances at any location, except, in each case of the foregoing subclauses (i) and (ii), as would not reasonably be expected to result in liability to Parent or any Parent Subsidiary and (f) none of Parent or any Parent Subsidiary has undertaken or assumed by contract or operation of law any liability arising under any Environmental Law or relating to Hazardous Substances.
4.15         Data Privacy. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (x) Parent and the Parent Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable and (y) security measures are in place to protect personally identifiable information stored in Parent’s and the Parent Subsidiaries’ computer systems from unlawful use by any third party or any other use by a third party that would violate such policies.  Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and, since January 1, 2017, have been, in compliance with all such policies and Laws pertaining to data privacy and data security.  Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there has been (i) no loss or theft of data or security breach relating to data used in the business of the Parent and the Parent Subsidiaries, (ii) no violation of any security policy regarding any such data, (iii) no unauthorized access or unauthorized use of any data and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of Parent or a Parent Subsidiary or a contractor or agent acting on behalf of Parent or a Parent Subsidiary.  No Proceedings are pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries relating to the collection or use of personally identifiable information.
4.16          Tax Matters.  Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a)          all Tax Returns that are required to be filed by or with respect to Parent and the Parent Subsidiaries have been timely filed with the appropriate Governmental Entity (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;
(b)          Parent and the Parent Subsidiaries have timely paid all Taxes due and owing by any of them, other than Taxes and deficiencies for which, or with respect to which, adequate reserves have been established on or reflected in the financial statements of Parent or the Parent Subsidiaries in accordance with GAAP, and since the date of the most recent financial statements of Parent and the Parent Subsidiaries, no liability in respect of Taxes has been incurred or accrued (other than in the ordinary course of business);
(c)          no deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against Parent or the Parent Subsidiaries, except for deficiencies that have been satisfied by payment, settled or withdrawn;
(d)          there is not pending, or, to the Knowledge of Parent, threatened in writing, any audit, examination, investigation or other proceeding with respect to any Taxes or Tax Return of Parent or the Parent Subsidiaries;

(e)          neither Parent nor any of the Parent Subsidiaries has waived any statute of limitations with respect to Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes;
(f)          neither Parent nor any of the Parent Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2);
(g)          Parent has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger;
(h)          neither Parent nor any of the Parent Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement (other than any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes and other than any agreement solely between or among any of Parent and the Parent Subsidiaries);
(i)           neither Parent nor any of the Parent Subsidiaries has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under U.S. Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or as successor or transferee;
(j)           there are no Liens for Taxes (other than Permitted Liens) upon the assets of Parent or any of the Parent Subsidiaries;
(k)          no claim in writing has been made by any Governmental Entity in a jurisdiction in which Parent or the Parent Subsidiaries do not file Tax Returns of a particular type that Parent or any Parent Subsidiaries is, or may be, subject to taxation of such type by, or required to file any Tax Return with respect to Taxes of such type in, that jurisdiction; and
(l)           each of Parent and each of the Parent Subsidiaries has withheld and collected all amounts required by applicable Law to be withheld or collected by it on account of Taxes, has remitted all such amounts to the appropriate Governmental Entity when required by applicable Law to do so and has otherwise complied with Laws related to the collection, withholding and remittance of Taxes.
4.17         Real Property.
(a)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Parent Subsidiary has good and marketable fee title to the real property owned by Parent or any Parent Subsidiary (the “Parent Owned Real Property”), in each case, which has not been sold in the ordinary course of business and free and clear of all Liens other than Permitted Liens.
(b)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each lease, sublease, license, easement and other agreement which requires the payment of rent in an amount exceeding one hundred and fifty thousand dollars ($150,000) per annum, together with any amendments, renewals and guarantees thereof or thereto (each, a “Parent Real Property Lease”) under which Parent or any Parent Subsidiary uses or occupies or has the right to use or occupy any real property at which operations of Parent and the Parent Subsidiaries are conducted (the “Parent Leased Real Property”, and together with the Parent Owned Real Property and Parent Leased Real Property, the “Parent Property”) is valid, binding and in full force and effect, (ii) to the Knowledge of Parent, none of Parent, any Parent Subsidiary or any counterparty is in breach or default under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a default by Parent, any Parent Subsidiary or any counterparty under any Parent Real Property Lease, and (iii) Parent or the applicable Parent Subsidiary has a good and valid leasehold interest, subject to the terms of the Parent Real Property Lease applicable thereto, in each parcel of Parent Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.
(c)          To the Knowledge of Parent, neither Parent nor any Parent Subsidiary has received any notice of any material violation of any Law relating to any Parent Property.
(d)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has received any written notice of any condemnation, eminent domain, requisition or taking by any Governmental Entity with respect to any Parent Property, or negotiations for the purchase of any Parent Property in lieu of condemnation, and no condemnation, eminent domain, requisition or taking has been commenced or threatened in connection with any of the foregoing.
4.18         Construction Matters.  Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the land, homes and other improvements sold by Parent and the Parent Subsidiaries have at all times during the period of time in which Parent or the Parent Subsidiaries have owned such land, homes and other improvements, complied with all applicable building codes, zoning, land use, Environmental Laws or similar Laws then in effect, (ii) there are no pending vendor recalls of which Parent has been notified or otherwise is aware of products incorporated in homes or other improvements built by Parent or the Parent Subsidiaries, and (iii) neither Parent nor any of the Parent Subsidiaries is the subject of any recalls or recall notices from any product safety commissions regarding products incorporated in homes or other improvements built by Parent or the Parent Subsidiaries.
4.19         Insurance.  Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries maintain policies of insurance covering Parent, the Parent Subsidiaries and their respective employees, properties or assets (collectively, “Parent Insurance Policies”) in an amount that is adequate for the operation of Parent’s and the Parent Subsidiaries’ businesses.  Neither Parent nor any Parent Subsidiary (a) is in breach or default of any of the Parent Insurance Policies or (b) has received any written notice of termination, cancellation or denial of coverage with respect to any Parent Insurance Policy, and all such insurance is outstanding and duly in force, except in each case, which would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.20         Form S-4; Joint Proxy Statement/Prospectus.  None of the information in the Form S-4 or the Joint Proxy Statement/Prospectus to be supplied by Parent or the Parent Subsidiaries for inclusion therein will, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments or supplements thereto, or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the Exchange Act, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion therein.
4.21         Brokers.  Except for Parent’s obligations to Citigroup Global Markets, Inc., no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of Parent or any Parent Subsidiary. Parent has made available to the Company true and complete copies of all contracts, agreements and arrangements with respect to the engagement of Citigroup Global Markets, Inc. related to the Merger and the other transactions contemplated hereby.
4.22         Ownership of Company Capital Stock.  None of Parent, Merger Sub or any other Parent Subsidiary beneficially owns any Company Shares or is party to any derivative or hedging arrangement, short position, borrowing or lending of Company Shares or other Contract or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from, Share price changes for, or to increase or decrease the voting power of, Parent, Merger Sub or any other affiliate of Parent, in each case, with respect to Company Shares.  None of Parent, Merger Sub or any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) of Parent is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).
4.23         Ownership of Merger Sub.  All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued and are wholly owned by Parent.  Merger Sub was formed solely for purposes the Merger and, except for matters incidental to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, Merger Sub has not prior to the date hereof engaged in any business or other activities.
4.24         Sufficient Authorized but Unissued Shares.  At the Effective Time, (a) Parent will have sufficient authorized but unissued shares or treasury shares for Parent to meet its obligation to deliver the Parent Shares under this Agreement, (b) Parent shall deliver the Parent Shares that are issued as Stock Consideration free and clear of all Liens, other than Permitted Liens, and (c) Parent will have available, and will make available to Merger Sub, all of the funds necessary to pay the Cash Consideration as contemplated by this Agreement out of its working capital or currently existing credit lines.
4.25         Reorganization.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.26         Financing.
(a)          Parent is a party to and has accepted a fully executed commitment letter dated November 5, 2019 (as the same may be amended or replaced, in each case in accordance with Section 5.16(a), the “Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein.  The debt financing committed pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Financing.”
(b)          Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letter and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee, pricing, “price flex” and other economic provisions that could not reasonably be expect to affect the conditionality, enforceability, availability or principal amount of the Financing.
(c)          Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Financing in the amount contemplated by the Commitment Letter.  Assuming the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b), Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date, nor does Parent have Knowledge that any of the Lenders will not perform its obligations thereunder.  As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Financing that could affect the conditionality, enforceability, principal amount or availability of the Financing contemplated by the Commitment Letter.
(d)          Assuming the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b), the Financing, when funded in accordance with the terms of the Commitment Letter, together with available cash of the Company and the Company Subsidiaries, Parent, the Parent Subsidiaries and Merger Sub, will provide Parent with net cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Commitment Letter, including the payment of the cash portion of the Merger Consideration, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, any payments in respect of equity compensation obligations to be made in connection with the Merger, and any repayment or refinancing of any outstanding indebtedness of Parent, the Company and their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letter (such amounts, collectively, the “Merger Amounts”).
(e)          The Commitment Letter constitutes the legal, valid and binding obligation of all the parties thereto and is in full force and effect (except as such enforceability may be limited by the Enforceability Exceptions).  As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letter, and Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis or that the Financing will not be available to Parent on the date of the Closing.  Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.  As of the date hereof, (i) the Commitment Letter has not been modified, amended or altered, (ii) none of the respective commitments thereunder has been withdrawn or rescinded in any respect and (iii) to the Knowledge of Parent, no modification or amendment to the Commitment Letter is currently contemplated (except any modification or amendment solely to the extent necessary to add lenders, lead arrangers, book-runners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement (including in replacement of a Lender)).
(f)          In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
4.27         No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article 4 (as qualified by the Parent Disclosure Letter), none of Parent, any of its affiliates or any other Person on behalf of Parent makes any express or implied representation or warranty (and the Company, on its own behalf and on behalf of the Company’s Representatives, acknowledges and agrees that it has not relied, and disclaims reliance, on any such representation or warranty) with respect to Parent, the Parent Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company or the Company’s Representatives or affiliates or any other Person in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.  Without limiting the foregoing, none of Parent, Merger Sub, or any other Person will have or be subject to any liability or other obligation to the Company or the Company Representatives or affiliates or any other Person (and the Company acknowledges and agrees that none of Parent, Merger Sub, or any other Person will have or be subject to any such liability or obligation) resulting from the Company’s or the Company Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or the Company Representatives or affiliates, including any information made available in the electronic data room maintained by Parent for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or the Company’s Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 4 (as qualified by the Parent Disclosure Letter).

ARTICLE 5
COVENANTS
5.1           Conduct of Business by the Company and Parent Pending the Closing.
(a)          The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as expressly required by this Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, use its commercially reasonable efforts to (1) conduct its operations in all material respects in the ordinary course of business consistent with past practice, (2) maintain and preserve substantially intact its business organization, (3)  preserve its relationships with key employees, customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with the Company or any of the Company Subsidiaries and (4) comply in all material respects with applicable Law.  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1(a) of the Company Disclosure Letter, as required by applicable Law or as expressly required by this Agreement (other than by Section 5.5), or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7:
(i)          (A) amend, modify, waive, rescind or otherwise change the Company Charter or the Company Bylaws or the comparable organizational and governance documents of any wholly owned Company Subsidiary or (B) consent to, fail to exercise any veto or similar right to, or otherwise fail to use reasonable best efforts to resist, any amendment, modification, waiver, rescission or other change the organizational and governance documents of any Company Subsidiary that is not a wholly owned Company Subsidiary;
(ii)          issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests (except for transactions between the Company and any wholly owned Company Subsidiaries or between wholly owned Company Subsidiaries), other than (A) the issuance of Company Shares upon (i) the exercise of the Class B Warrants, (ii) the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards outstanding as of the date hereof or granted thereafter in accordance with this Agreement, or (iii) the exercise of any preemptive rights pursuant to the Company Charter, or (B) pursuant to requirements of the Contracts of the Company or any Company Subsidiary that have been disclosed or made available to Parent and are described in Section 5.1(a)(ii) of the Company Disclosure Letter, in each case as in existence on the date and on the terms as in effect on the date hereof;
(iii)          except in the ordinary course of business consistent with past practice, directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien or any Lien of the type contemplated pursuant to Section 5.1(a)(viii)(A)(ii)) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest (except, in each case, for transactions between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries); provided, that the foregoing does not restrict any sale, lease, license, abandonment or other disposition of real property, which are the subject of Section 5.1(a)(x);
(iv)         authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary);
(v)          reclassify, combine, split, subdivide or make any similar change or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or other Equity Interests or the Equity Interests of any Company Subsidiary, except (A) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Stock Options to be able to pay the exercise price thereof in accordance with the terms of such Company Stock Options, (B) the withholding or disposition of Company Shares to satisfy withholding Tax obligations with respect to Company Equity Awards in accordance with the terms of such Company Equity Awards, (C) upon the forfeiture of outstanding Company Equity Awards or (D) cash dividends paid to the Company or any wholly owned Company Subsidiaries by a wholly owned Company Subsidiary with regard to its capital stock or other Equity Interests;
(vi)          merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, other than transactions between or among the Company and any wholly owned Company Subsidiaries (or between or among any such Subsidiaries);
(vii)        acquire (including by merger, consolidation or acquisition of stock or assets) any Equity Interest in or the material assets of any Person, or make any material loan, advance or capital contribution to, or investment in, any Person, except with respect to such acquisitions, loans, advances, contributions or investments that (A) are in the ordinary course and are for consideration (including assumed indebtedness for borrowed money, if applicable) not exceeding one million five hundred thousand dollars ($1,500,000) individually or five million dollars ($5,000,0000) for all such transactions by the Company and Company Subsidiaries in the aggregate or (B) are transactions between or among the Company and any wholly owned Company Subsidiaries (or between or among any such Subsidiaries) and not involving any Third Party; provided, that the foregoing does not restrict any purchase of real property, which is the subject of Section 5.1(a)(x);
(viii)       (A) incur any Indebtedness or issue any debt securities or assume or guarantee the obligations in respect of indebtedness for borrowed money or debt securities of any Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except (i) for transactions between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, (ii) letters of credit, surety bonds and similar instruments issued in the ordinary course of the Company’s business consistent with past practice, including the pledging of cash or other security as may be required by the issuer in connection therewith or (iii) for borrowings in the ordinary course of business under the Company’s existing credit facilities or working capital lines, which facilities or working capital lines are disclosed in the notes to the financial statements included in the Company 10-K or the notes to the financial information included in the Company 10-Q (provided, that the principal amount of any indebtedness incurred by the Company and the Company Subsidiaries pursuant to this clause (iii) does not exceed one hundred and twenty-five million dollars ($125,000,000) in the aggregate), or (B) make any loans or capital contributions to, or investments in, any other Person, other than to any wholly owned Company Subsidiary;
(ix)          (A) enter into any Contract that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto as a result of the consummation of the Merger or the other transactions contemplated by this Agreement or that would reasonably be expected to require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Parent were to occur immediately following consummation of the Merger, (B) enter into any Contract that would have been a Company Material Contract or Company Real Property Lease if it were in effect as of the date hereof, or (C) materially modify or materially amend in a manner adverse to the Company, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract or Company Real Property Lease; provided, that, other than with respect to Real Property Leases, the foregoing does not restrict any entering into, modifying or amending of agreements respecting real property, which is the subject of Section 5.1(a)(x);
(x)           (A) make any disposal of any Company Owned Real Property, other than sales to homebuyers in the ordinary course of business consistent with past practice, (B) purchase or otherwise acquire (x) any real property or any interest therein or (y) a leasehold interest in any material real property, except in the case of clause (A) and (B), for (1) purchases or sales of property or assets in accordance with Non-Refundable Deposit Contracts entered into before the date of this Agreement and made available to Parent (provided that any required deposit is actually made in full prior to the date hereof), (2) transactions not exceeding five million dollars ($5,000,0000) individually or ten million dollars ($10,000,000) in the aggregate or (3) transactions between or among the Company and any of its wholly owned Subsidiaries (or between or among any such wholly owned Subsidiaries) or (C) enter into any Non-Refundable Deposit Contract for real property that requires the Company or any Company Subsidiary to make a deposit exceeding two hundred fifty thousand dollars ($250,000);
(xi)          except as required by any Benefit Plan as in effect on the date of this Agreement, (A) increase the compensation or benefits of any Participant, except for routine merit based increases in cash compensation to Participants in the ordinary course of business consistent with past practice for employees who have an annual base salary that is less than one hundred twenty-five thousand dollars ($125,000) or increases in benefits in connection with the annual renewal of welfare benefit plans that do not materially increase the cost of any such plan; (B) grant any rights to severance, change of control, retention or termination pay to any Participant, whether pursuant to an employment agreement, severance agreement or otherwise, other than payments of severance benefits in the ordinary course of business, consistent with past practice, to employees who have an annual base salary that is less than one hundred twenty-five thousand dollars ($125,000) whose employment is terminated in accordance with clause (E); (C) establish, adopt, enter into, amend in any material respect or terminate any material Benefit Plan or any collective bargaining agreement; (D) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Benefit Plan; or (E) hire or terminate (other than for cause) the employment or service of any Participant, other than in the ordinary course of business, consistent with past practice with respect to any such person who has an annual base salary that is less than one hundred twenty-five thousand dollars ($125,000);
(xii)         make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or Law including any interpretations thereof or any changes to any of the foregoing;
(xiii)        other than in the ordinary course of business or as required by applicable Law, (A) make or change any material Tax election, (B) file any material amended Tax Return (C) settle or compromise any claim relating to a material amount of Taxes of the Company or any Company Subsidiary for an amount materially in excess of amounts reserved, (D) enter into any “closing agreement” within the meaning of in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) relating to a material amount of Taxes;  or (E) surrender any right to claim a material Tax credit or refund;
(xiv)        waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with this Agreement or the transactions contemplated hereby, which is governed by Section 5.14) or other Proceedings other than settlements of, or compromises for, any such litigation or other Proceedings (A) funded, subject to payment of a deductible not to exceed five hundred thousand dollars ($500,000), solely by insurance coverage maintained by the Company or the Company Subsidiaries or (B) for less than one million five hundred thousand dollars ($1,500,000) (net of any insurance coverage maintained by the Company or the Company Subsidiaries) in the aggregate, in each case that would not grant any material injunctive or equitable relief or impose any material restrictions or changes on the business or operations of the Company or any Company Subsidiary and without any admission of wrongdoing or liability on the Company or Parent or any of their respective Subsidiaries;
(xv)         make any capital expenditure in excess of the amounts set forth in the Company’s capital expenditure budget made available to Parent (other than unbudgeted capital expenditures not in excess of $500,000 in the aggregate per fiscal quarter), which, for the avoidance of doubt, does not include expenditures related to land acquisition, which are the subject of Section 5.1(a)(x), land development and construction costs;
(xvi)        enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any affiliate or director or officer of the Company on the other hand, other than in the ordinary course of business;

(xvii)       make any loans or advances (other than advances in the ordinary course of business for travel and other normal business expenses or any advancement of expenses under the Company Charter or Company Bylaws or equivalent governing documents of any Company Subsidiary) to stockholders, directors, officers or employees of the Company;
(xviii)      commence any new line of business in which it is not engaged on the date of this Agreement;
(xix)        fail to use commercially reasonable efforts to maintain or renew any material Company Intellectual Property that is registered, issued or the subject of a pending application;
(xx)         take any action or fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(xxi)        authorize, agree or commit, in writing or otherwise, to do any of the foregoing.
(b)          Parent agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1(b) of the Parent Disclosure Letter or as expressly required by this Agreement, or otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent will, and will cause each Parent Subsidiary to, use its commercially reasonable efforts to (1) conduct its operations in all material respects in the ordinary course of business consistent with past practice, (2) maintain and preserve substantially intact its business organization and (3) comply in all material respects with applicable Law. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1(b) of the Parent Disclosure Letter, as required by applicable Law or as expressly required by this Agreement, or otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Parent Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7:
(i)           amend, modify, waive, rescind or otherwise change the Parent Charter, the Parent Bylaws or Merger Sub’s certificate of incorporation or bylaws;
(ii)           issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, Parent or any rights based on the value of any such Equity Interests, or publicly announce any intention to do any of the foregoing, other than, in each case, (A) the issuance of Parent Equity Awards to employees or directors of Parent in the ordinary course of business, (B) the issuance of Parent Shares upon the exercise of Parent Stock Options or the vesting or settlement of Parent RSU Awards outstanding as of the date hereof or granted thereafter in accordance with this Agreement or (C) pursuant to requirements of the Contracts of Parent or any Parent Subsidiary that have been disclosed or made available to the Company and are described in Section 5.1(b)(ii) of the Parent Disclosure Letter, in each case as in existence on the date and on the terms as in effect on the date hereof;

(iii)          authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any capital stock or other Equity Interests of Parent, or reclassify, combine, split, subdivide or make any similar change or amend the terms of, or redeem, purchase, or otherwise acquire, directly or indirectly, any capital stock or other Equity Interests of Parent (other than (A) issuances of awards under, or modifications to, the Parent Equity Plan, including existing awards thereunder, that are paid or made in the ordinary course of business (B) the acquisition by Parent of Parent Shares in connection with the surrender of Parent Shares by holders of Parent Stock Options to be able to pay the exercise price thereof in accordance with the terms of such Parent Stock Options, (C) the withholding or disposition of Parent Shares to satisfy withholding Tax obligations with respect to Parent Stock Options or restricted stock unit awards in accordance with the terms of such options or awards, (D) upon the forfeiture of outstanding Parent Stock Options or restricted stock unit awards or (E) cash dividends paid by a wholly owned Parent Subsidiary to the Parent or another wholly owned Parent Subsidiary);
(iv)         merge or consolidate Parent or any Parent Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary, other than transactions between or among Parent and any wholly owned Parent Subsidiaries (or between or among any such wholly owned Subsidiaries);
(v)          make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or Law including any interpretations thereof or any changes to any of the foregoing;
(vi)         acquire (including by merger, consolidation, acquisition of stock or assets, recapitalization, joint venture or otherwise) any business, material assets or securities of any Person if such acquisition would reasonably be expected to have a Parent Material Adverse Effect;
(vii)        take any action or fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(viii)        authorize, agree or commit, in writing or otherwise, to do any of the foregoing.
5.2          Access to Information; Confidentiality.
(a)          From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause the Company Subsidiaries to (i) provide to Parent and Merger Sub and their respective Representatives reasonable access, during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company and the Company Subsidiaries, and upon reasonable prior written notice to the Company, to the officers, employees, properties, Company Permits, offices and other facilities of the Company and the

Company Subsidiaries and to the books and records thereof and (ii) use commercially reasonable efforts to furnish to Parent and Merger Sub and their respective Representatives, during normal business hours upon prior reasonable notice such information concerning the business, properties, Contracts, Company Permits, personnel, assets and liabilities of the Company and the Company Subsidiaries as Parent or Parent’s Representatives may reasonably request; provided that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes, in its reasonable good faith judgment, that doing so would (A) result in the loss of attorney-client, work product or other privilege, (B) result in the disclosure of any trade secrets of Third Parties or violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any Third Party, or otherwise breach, contravene or violate any such effective Contract to which the Company or any Company Subsidiary is a party or (C) breach, contravene or violate any applicable Law (including Competition Laws); provided, that the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not violate the foregoing.  Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements.  Nothing in this Section 5.2 shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals or opinions.
(b)          Each of Parent and Merger Sub hereby agrees that all information provided to it or any of their Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of July 31, 2019, between the Company and Parent (the “Confidentiality Agreement”).
5.3          No Solicitation by the Company.
(a)          Subject to the other provisions of this Section 5.3, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Article 7, the Company shall not, and shall cause the Company Subsidiaries and the Company’s Representatives (on behalf of the Company or the Company Subsidiaries) not to, (i) initiate, solicit, knowingly facilitate (including by providing any non-public information concerning the Company or any Company Subsidiary to any Person or group for the purpose of facilitating any inquiries, proposals or offers relating to any Company Acquisition Proposal) or knowingly encourage any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal, (iii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to Parent or Merger Sub), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, including the failure to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) enter into any merger agreement, letter of intent or other similar agreement relating to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.3(b)) or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (iii) or clause (v) (to the extent related to the foregoing clause (iii)), a “Company Change of Board Recommendation”).  Subject to the other provisions of this Section 5.3, the Company shall, and shall cause the Company Subsidiaries and the Company’s Representatives (on behalf of the Company or the Company Subsidiaries) to, (A) promptly (and, in any event, within twenty-four (24) hours after the execution of this Agreement) cease any discussion or negotiation with any Persons (other than Parent and its affiliates and Representatives) conducted prior to the date hereof by the Company, the Company Subsidiaries or any of the Company’s Representatives with respect to any Company Acquisition Proposal, (B) promptly (and, in any event, within twenty-four (24) hours after the execution of this Agreement) terminate access by any Third Party to any physical or electronic data room relating to any Company Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal and (C) promptly (and in any event within seventy-two (72) hours after the execution of this Agreement) request the prompt return or destruction of any confidential information provided to any Third Party within the twelve (12) months immediately preceding the date of this Agreement in connection with any Company Acquisition Proposal or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Company Acquisition Proposal (it being understood that, for the avoidance of doubt, to the extent any contact by the Company or any Company Representative with any Person is in furtherance of the Company’s obligations pursuant to this clause (C), such contact shall not violate the other restrictions of this Section 5.3). Notwithstanding anything to the contrary contained in this Section 5.3(a), the Company and the Company’s Representatives may (x) contact any Person that has made after the date of this Agreement a bona fide, unsolicited Company Acquisition Proposal solely in order to seek to clarify the terms and conditions thereof (which contact, for the avoidance of doubt, shall not include any negotiation of such terms or conditions), and (y) inform a Person that has made or is considering making a Company Acquisition Proposal of the provisions of this Section 5.3.
(b)          Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the time that the Company Stockholder Approval is obtained, (i) the Company receives a bona fide written Company Acquisition Proposal from a Third Party, which Company Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach of the obligations set forth in Section 5.3(a) and (ii) the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal and the failure to take the following actions would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with and furnish information with respect to the Company and the Company Subsidiaries (including nonpublic information) to the Third Party making such Company Acquisition Proposal, its Representatives and potential sources of financing and (B) participate in discussions or negotiations with such Third Party making such Company Acquisition Proposal and its Representatives regarding such Company Acquisition Proposal (subject to promptly and, in any event, within twenty-four (24) hours of receipt thereof, notifying Parent of the status and material details thereof (including copies of any written documentation that is material to such Company Acquisition Proposal)); provided that the Company (1) will not, and will cause the Company Subsidiaries and the Company’s Representatives not to, disclose any nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (2) will provide to Parent any nonpublic information concerning the

Company or the Company Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent concurrently with the provision of such information to such other Person.
(c)          The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in the event that the Company receives any Company Acquisition Proposal, which notice shall include the identity of the Third Party making such Company Acquisition Proposal and a copy of such Company Acquisition Proposal (or, where such Company Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such Company Acquisition Proposal).  Without limiting the foregoing, the Company shall promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to Section 5.3(b).  Thereafter, the Company shall keep Parent informed on a prompt (and, in any event, within twenty-four (24) hours) basis of the status and material details (including amendments or proposed amendments) of any such Company Acquisition Proposal (including providing copies of any written documentation material relating to such Company Acquisition Proposal).
(d)          Notwithstanding anything to the contrary contained in Section 5.3(a), if the Company has received a bona fide written Company Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach of the obligations set forth in Section 5.3 and (iii) that the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Company Proposal, the Company Board may at any time prior to the time that the Company Stockholder Approval is obtained, (A) effect a Company Change of Board Recommendation with respect to such Superior Company Proposal or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior Company Proposal, in either case, subject to the requirements of Section 5.3(f) and, in the case of clause (B), provided, that the Company (x) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination and (y) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Company Proposal.
(e)          Notwithstanding anything to the contrary contained in Section 5.3(a), the Company Board may, at any time prior to the time that the Company Stockholder Approval is obtained, and subject to compliance with the requirements of Section 5.3(f), effect a Company Change of Board Recommendation in response to a Company Intervening Event if the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Company Change of Board Recommendation in response to such Company Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.
(f)          The Company shall not be entitled to effect a Company Change of Board Recommendation pursuant to Section 5.3(d) or Section 5.3(e) or terminate this Agreement pursuant to Section 5.3(d) and Section 7.1(f) unless (x) the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (the “Company Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Company Acquisition Proposal (and have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Company Acquisition Proposal), or a detailed written description of such Company Intervening Event, as applicable, and (y):
(i)          during the Company Notice Period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by Parent; and
(ii)          the Company Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent no later than 11:59 a.m., New York City time, on the last day of the Company Notice Period and shall have determined in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to make a Company Change of Board Recommendation pursuant to Section 5.3(d) or Section 5.3(e) or terminate this Agreement pursuant to Section 5.3(d) and Section 7.1(f), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.  Any (A) material changes relating to such Company Intervening Event or (B) material revisions to such Superior Company Proposal offered in writing by the party making any such Superior Company Proposal, as applicable, shall constitute a new Company Intervening Event or Company Acquisition Proposal, as applicable, and, in each case, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(f) with respect to such new written notice, except that the Company Notice Period shall be three (3) Business Days with respect thereto, but no such new written notice shall shorten the original Company Notice Period.
(g)          Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law or violate applicable Law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, in which the Company indicates that it has not changed the Company Board Recommendation as of the date of such statement, provided, that such statement shall not constitute a Company Change of Board Recommendation.
(h)          Notwithstanding any provision of Section 5.3(a) to the contrary, the Company shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to obtaining the Company Stockholder Approval, the Company may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.  The Company shall provide written notice to Parent of the waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and a summary of the material circumstances relating thereto.  Except for the waiver or release of any standstill, or any provision of any confidentiality or similar agreement with similar effect, as contemplated by this Section 5.3(h), the Company shall not release or permit the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any rights.  The Company shall not, and shall not permit any Company Subsidiary to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.3.
5.4          No Solicitation by Parent.
(a)          Subject to the other provisions of this Section 5.4, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Article 7, Parent shall not, and shall cause the Parent Subsidiaries and the Parent’s Representatives (on behalf of Parent or the Parent Subsidiaries) not to, (i) initiate, solicit, knowingly facilitate (including by providing any non-public information concerning Parent or any Parent Subsidiary to any Person or group for the purpose of facilitating any inquiries, proposals or offers relating to any Parent Acquisition Proposal) or knowingly encourage any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any Parent Acquisition Proposal, (iii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to the Company), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to the Company), the Parent Board Recommendation, including the failure to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) enter into any merger agreement, letter of intent or other similar agreement relating to any Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.4(b)) or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (iii) or clause (v) (to the extent related to the foregoing clause (iii)), a “Parent Change of Board Recommendation”).  Subject to the other provisions of this Section 5.4, Parent shall, and shall cause the Parent Subsidiaries and the Parent’s Representatives (on behalf of Parent or the Parent Subsidiaries) to, (A) promptly (and, in any event, within twenty-four (24) hours after the execution of this Agreement) cease any discussion or negotiation with any Persons (other than the Company and its affiliates and Representatives) conducted prior to the date hereof by Parent, the Parent Subsidiaries or any of the Parent’s Representatives with respect to any Parent Acquisition Proposal, (B) promptly (and, in any event, within twenty-four (24) hours after the execution of this Agreement) terminate access by any Third Party to any physical or electronic data room relating to any Parent Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal and (C) promptly (and in any event within seventy-two (72) hours after the execution of this Agreement) request the prompt return or destruction of any confidential information provided to any Third Party within the twelve (12) months immediately preceding the date of this Agreement in connection with any Parent Acquisition Proposal or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Parent Acquisition Proposal (it being understood that, for the avoidance of doubt, to the extent any contact by Parent or any Parent Representative with any Person is in furtherance of Parent’s obligations pursuant to this clause (C), such contact shall not violate the other restrictions of this Section 5.4).  Notwithstanding anything to the contrary contained in this Section 5.4(a), Parent and the Parent’s Representatives may (x) contact any Person that has made after the date of this Agreement a bona fide, unsolicited Parent Acquisition Proposal solely in order to seek to clarify the terms and conditions thereof (which contact, for the avoidance of doubt, shall not include any negotiation of such terms or conditions) and (y) inform a Person that has made or is considering making a Parent Acquisition Proposal of the provisions of this Section 5.4.
(b)          Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date hereof and prior to the time that the Parent Stockholder Approval is obtained, (i) Parent receives a bona fide written Parent Acquisition Proposal from a Third Party, which Parent Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach of the obligations set forth in Section 5.4 and (ii) the Parent Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, based on information then available, that such Parent Acquisition Proposal constitutes or be expected to lead to a Superior Parent Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then Parent may (A) enter into an Acceptable Confidentiality Agreement with and furnish information with respect to Parent and the Parent Subsidiaries (including nonpublic information) to the Third Party making such Parent Acquisition Proposal, its Representatives and potential sources of financing and (B) participate in discussions or negotiations with such Third Party making such Parent Acquisition Proposal and its Representatives regarding such Parent Acquisition Proposal (subject to promptly and, in any event, within twenty-four (24) hours of receipt thereof, notifying the Company of the status and material details thereof (including copies of any written documentation that is material to such Parent Acquisition Proposal)); provided that Parent (1) will not, and will cause the Parent Subsidiaries and the Parent Representatives not to, disclose any nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (2) will provide to the Company any nonpublic information concerning Parent or the Parent Subsidiaries provided or made available to such other Person that was not previously provided or made available to the Company concurrently with the provision of such information to such other Person.
(c)          Parent shall promptly (and in any event within twenty-four (24) hours) notify the Company in the event that Parent receives any Parent Acquisition Proposal, which notice shall include the identity of the Third Party making such Parent Acquisition Proposal and a copy of such Parent Acquisition Proposal (or, where such Parent Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such Parent Acquisition Proposal).  Without limiting the foregoing, Parent shall promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise the Company if Parent determines to begin providing information or to engage in discussions or negotiations concerning a Parent Acquisition Proposal pursuant to Section 5.4(b).  Thereafter, Parent shall keep the Company informed on a prompt (and, in any event, within twenty-four (24) hours) basis of the status and material details (including amendments or proposed amendments) of any such Parent

Acquisition Proposal (including providing copies of any written documentation material relating to such Parent Acquisition Proposal).
(d)          Notwithstanding anything to the contrary contained in Section 5.4(a), if Parent has received a bona fide written Parent Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach of the obligations set forth in Section 5.4 and (iii) that the Parent Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Parent Proposal, the Parent Board may at any time prior to the time that the Parent Stockholder Approval is obtained, effect a Parent Change of Board Recommendation with respect to such Superior Parent Proposal.
(e)          Notwithstanding anything to the contrary contained in Section 5.4(a), the Parent Board may, at any time prior to the time that the Parent Stockholder Approval is obtained, and subject to compliance with the requirements of Section 5.4(f), effect a Parent Change of Board Recommendation if in response to a Parent Intervening Event if the Parent Board determines in good faith, after consultation with outside counsel, that the failure to effect a Parent Change of Board Recommendation in response to such Parent Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.
(f)          Parent shall not be entitled to effect a Parent Change of Board Recommendation pursuant to Section 5.4(d) or Section 5.4(e) unless (x) Parent shall have provided to the Company at least four (4) Business Days’ prior written notice (the “Parent Notice Period”) of Parent’s intention to take such action, which notice shall specify the material terms and conditions of such Parent Acquisition Proposal (and have provided to the Company a copy of the available proposed transaction agreement to be entered into in respect of such Parent Acquisition Proposal) or a detailed written description of such Parent Intervening Event, as applicable, and (y):
(i)          during the Parent Notice Period, if requested by the Company, Parent shall have engaged in good faith negotiations with the Company regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by the Company; and
(ii)          the Parent Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by the Company no later than 11:59 a.m., New York City time, on the last day of the Parent Notice Period and shall have determined in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to make a Parent Change of Board Recommendation pursuant to Section 5.4(d) or Section 5.4(e), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.  Any (A) material changes relating to such Parent Intervening Event or (B) material revisions to such Superior Parent Proposal offered in writing by the party making any such Superior Parent Proposal, as applicable, shall constitute a new Parent Intervening Event or Parent Acquisition Proposal, as applicable, and, in each case, Parent shall be required to deliver a new written notice to the Company and to again comply with the requirements of this Section 5.4(f) with respect to such new written notice, except that the

Parent Notice Period shall be three (3) Business Days with respect thereto, but no such new written notice shall shorten the original Parent Notice Period.
(g)          Nothing contained in this Section 5.4 shall prohibit Parent or the Parent Board from (i) disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of Parent if the Parent Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law or violate applicable Law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, in which Parent indicates that it has not changed the Parent Board Recommendation as of the date of such statement, provided, that such statement shall not constitute a Parent Change of Board Recommendation.
(h)          Notwithstanding any provision of Section 5.4(a) to the contrary, Parent shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to obtaining the Parent Stockholder Approval, Parent may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, if the Parent Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.  Parent shall provide written notice to the Company of the waiver or release of any standstill by Parent, including disclosure of the identities of the parties thereto and a summary of the material circumstances relating thereto.  Except for the waiver or release of any standstill, or any provision of any confidentiality or similar agreement with similar effect, as contemplated by this Section 5.4(a), Parent shall not release or permit the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which Parent or any Parent Subsidiary is a party or under which Parent or any Parent Subsidiary has any rights.  Parent shall not, and shall not permit any Parent Subsidiary to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits Parent from providing to the Company the information specifically required to be provided to the Company pursuant to this Section 5.4.
5.5          Efforts.
(a)          Each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) take all such actions (if any) as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the execution of this Agreement, (iii) obtain (A) from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, to effect the Closing as promptly as practicable, and in any event not later than three (3) Business Days prior to the Outside Date, and to avoid any action or proceeding by any Governmental Entity or any other Person, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (B) from any Third Party any consents or notices that are required to be obtained or made by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, in connection with the transactions contemplated by this Agreement in the case of this clause (B), only to the extent that Parent, Merger Sub and the Company reasonably determine, after consultation and cooperation with one another, that such consent or notice should be obtained or made, which determination has been made for each item set forth on Section 5.5(a) of the Company Disclosure Letter, (iv) cause the satisfaction of all conditions within its control set forth in Article 6, (v) defend and seek to prevent the initiation of all actions, lawsuits or other legal, regulatory or other Proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, nonappealable Order, (vi) seek to have lifted or rescinded any injunction or restraining order that may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, nonappealable Order, (vii) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Third Party or any Governmental Entity to consummate the Merger or the other transactions contemplated by this Agreement, (viii) take all reasonable steps as may be necessary to obtain all such consents and approvals, and (ix) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under any other applicable Law; provided, however, that in no event shall anything in this Section 5.5(a) require, or be construed to require, the Company, Parent, Merger Sub or any of their respective affiliates, or permit the Company, Parent, Merger Sub or any of their respective affiliates, to (A) undertake any efforts, or to take or consent to any action, if such efforts, action or consent, individually or in the aggregate, would result in a Company Material Adverse Effect, (B) take any actions, including the actions described in this Section 5.5(a), with respect to Parent, its affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements in connection with obtaining approvals from any Governmental Entity or (C) take or agree to take any action with respect to its business or operations in connection with obtaining approvals from any Governmental Entity unless (in the case of this clause (C)) the effectiveness of such agreement is conditioned upon the occurrence of the Closing.
No party to this Agreement shall consent to any delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement.  Parent and Merger Sub shall not, except as may be consented to in advance in writing by the Company, directly or indirectly through one or more of its affiliates, acquire any Person or material assets thereof or interest therein, if such acquisition would reasonably be expected to cause a delay beyond the Outside Date or prevent the consummation of the Merger on the terms of this Agreement.

(b)          Without limiting the generality of anything contained in this Section 5.5, each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties notified as to the status of any such request, inquiry, investigation, action or other Proceeding, (iii) promptly notify the other parties of any oral or written communication to or from any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement and (iv) promptly provide to the other parties copies of any written communications received or provided by such party, or any of its Subsidiaries, from or to any Governmental Entity with respect to the Merger or any other transactions contemplated by this Agreement; provided that Parent and the Company may, as each reasonably and in good faith deems advisable and necessary, designate any competitively sensitive material provided to the other under this Section as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.  Each party hereto will consult and cooperate with the other parties with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions, or filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement or any transactions contemplated by this Agreement and will permit the other parties to review and discuss in advance and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement.  In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation, action or other Proceeding other than the matters contemplated by Section 5.14, in connection with or related to the Merger or the other transactions contemplated hereby, each party hereto will consult with the other parties in advance and give the other parties or their authorized representatives the opportunity to be present at each meeting or teleconference relating to such request, inquiry, investigation, action or other Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or other Proceeding. Notwithstanding anything to the contrary herein, Parent shall, following consultation with the Company and acting in good faith, direct and control all aspects of the parties’ efforts to gain regulatory clearance either before any Governmental Entity or in any action brought to enjoin the transactions contemplated hereby pursuant to any Competition Law.
(c)          Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.  Prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, control over its business operations.

5.6          Preparation of Joint Proxy Statement/Prospectus; Stockholders Meetings.
(a)          Parent and the Company shall cooperate in preparing, and as promptly as reasonably practicable (but no later than forty-five (45) days) following the date hereof, file the Joint Proxy Statement/Prospectus and Form S-4.  The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4.  The Company and Parent will cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act.  Subject to Sections 5.3(d), 5.3(e), 5.4(d) and 5.4(e) and the other applicable terms of this Agreement, the Joint Proxy Statement/Prospectus shall reflect the Company Board Recommendation and the Parent Board Recommendation and also include (and the Company represents that it will have obtained at the relevant time all necessary consents of the Company’s financial advisor to permit the Company to include in the Joint Proxy Statement/Prospectus), in its entirety, the Fairness Opinion, together a summary thereof.  Parent shall use reasonable best efforts, and the Company shall cooperate reasonably and in good faith with Parent, to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective through the Closing in order to consummate the Merger and the transactions contemplated hereby.  Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of Parent Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Shares, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action.  Each of Parent or the Company shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC.  Parent and the Company shall cooperate reasonably and in good faith and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and shall give reasonable and good faith consideration to any comments thereon made by the other party or its counsel, and will provide each other with a copy of all such filings made with the SEC.  Subject to Sections 5.3(g) and 5.4(g), but notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without providing the other party a reasonable opportunity to review and comment thereon and without the parties consulting and cooperating with one another, and considering in good faith the view of one another in doing so (provided, that, without limiting the foregoing, no amendment or supplement to the Joint Proxy Statement/Prospectus shall be made without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed).  If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company or Parent, as applicable, in accordance with applicable Law.

(b)          Promptly after the execution of this Agreement, the Company will conduct a broker search in anticipation of the Company Stockholders Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by Parent.  The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC for the purpose of obtaining the Company Stockholder Approval.  The record date for the Company Stockholders Meeting shall be determined by the Company with prior consultation with Parent; provided, that the Company shall not change the date of (or the record date for), postpone or adjourn the Company Stockholders Meeting without the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Company shall (i) be entitled to postpone or adjourn the Company Stockholders Meeting on one or more occasions without the prior consent of Parent and (ii) with respect to clause (B) below, postpone or adjourn the Company Stockholders Meeting on one or more occasions if reasonably requested by Parent, in each case, (A) to the extent that, acting pursuant to the last sentence of Section 5.6(a), the Company files an amendment or supplement to the Joint Proxy Statement/Prospectus, and the Company Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn the Company Stockholders Meeting in response to such filing would be inconsistent with applicable Law, (B) if, on the date for which the Company Stockholders Meeting is then scheduled, the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Stockholder Approval, whether or not a quorum is or would be present, or (C) if Parent has postponed or adjourned the Parent Stockholders Meeting pursuant to Section 5.6(d), until the date on which the Parent Stockholders Meeting is held; provided, however, that in the case of clauses (A) or (B), the Company Stockholders Meeting shall not be postponed or adjourned for more than twenty (20) Business Days in total from the originally scheduled date of the Company Stockholders Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)          The Company Board shall, except in the case of a Company Change of Board Recommendation made in accordance with the terms and conditions of this Agreement, recommend the adoption of this Agreement by the Company stockholders to the effect as set forth in Section 3.3, and, subject to Section 5.3, shall use reasonable best efforts to solicit the Company Stockholder Approval.  Notwithstanding any Company Change of Board Recommendation pursuant to Section 5.3, unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to the Company’s stockholders at the Company Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation.  The Company shall, upon the reasonable request of Parent, during the last seven (7) Business Days prior to the date of the Company Stockholders Meeting, request its proxy solicitor to advise Parent at least one (1) time each Business Day as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.  Without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of the NYSE, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters, including a proposal to adjourn the Company Stockholders Meeting if there are not a sufficient number of Company Shares present in person or by proxy to obtain the Company Stockholder Approval) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.
(d)          Promptly after the execution of this Agreement, Parent will conduct a broker search in anticipation of the Parent Stockholders Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by the Company.  Parent shall duly take all lawful action to call, give notice of, convene and hold the Parent Stockholders Meeting as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC for the purpose of obtaining the Parent Stockholder Approval.  The record date for the Parent Stockholders Meeting shall be determined by Parent with prior consultation with the Company; provided, that Parent shall not change the date of (or the record date for), postpone or adjourn the Parent Stockholders Meeting without the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that Parent shall (i) be entitled to postpone or adjourn the Parent Stockholders Meeting on one or more occasions without the prior consent of the Company and (ii) with respect to clause (B) below, postpone or adjourn the Parent Stockholders Meeting on one or more occasions if reasonably requested by the Company, in each case, (A) to the extent that, acting pursuant to the last sentence of Section 5.6(a), Parent files an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4, and the Parent Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn the Parent Stockholders Meeting in response to such filing would be inconsistent with applicable Law, (B) if, on the date for which the Parent Stockholders Meeting is then scheduled, Parent has not received proxies representing a sufficient number of Parent Shares to obtain the Parent Stockholder Approval, whether or not a quorum is or would be present, or (C) if the Company has postponed or adjourned the Company Stockholders Meeting pursuant to Section 5.6(b), until the date on which the Company Stockholders Meeting is held; provided, however, that in the case of clauses (A) or (B), the Parent Stockholders Meeting shall not be postponed or adjourned for more than twenty (20) Business Days in total from the originally scheduled date of the Parent Stockholders Meeting without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)          The Parent Board shall, except in the case of a Parent Change of Board Recommendation made in accordance with the terms and conditions of this Agreement, recommend the approval of the Parent Share Issuance by the Parent stockholders to the effect as set forth in Section 4.3, and, subject to Section 5.4, shall use reasonable best efforts to solicit the Parent Stockholder Approval.  Notwithstanding any Parent Change of Board Recommendation pursuant to Section 5.4, unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to Parent’s stockholders at the Parent Stockholders Meeting, and nothing contained herein shall be deemed to relieve Parent of such obligation.  Parent shall, upon the reasonable request of the Company, during the last seven (7) Business Days prior to the date of the Parent Stockholders Meeting, request its proxy solicitor to advise the Company at least one (1) time each Business Day as to the aggregate tally of proxies received by Parent with respect to the Parent Stockholder Approval.  Without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of the NYSE, the approval of the Parent Share Issuance shall be the only matter (other than procedural matters) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

5.7          Public Announcements.  So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled affiliates not to, issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release or other public statement by the Company permitted by Section 5.3 or by Parent permitted by Section 5.4, as applicable (including to announce a Company Change of Board Recommendation or a Parent Change of Board Recommendation in accordance with Section 5.3 or Section 5.4, as applicable) or (c) statements consistent in all material respects with any release, disclosure or other public statement previously made in accordance with this Section 5.7.  The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent (which approval shall not be unreasonably withheld, conditioned or delayed).
5.8          Employee Benefit Matters.
(a)          From and after the Effective Time, the Company shall, and Parent shall cause the Surviving Corporation to, honor all Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time.  For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Person who is employed by the Company or the Company Subsidiaries immediately prior to the Effective Time who continues in the employ of Parent, the Surviving Corporation or any of their respective affiliates on or after the Effective Time (“Company Employees”) (i) a base salary or wage rate and short-term incentive cash compensation opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time and (ii) all other compensation and employee benefits, including, but not limited to, long-term cash incentive opportunities and vacation and paid time off, but excluding equity or equity based awards, change in control or retention bonuses and defined benefit or nonqualified arrangements, that are no less favorable in the aggregate than those provided to the Company Employee immediately before the Effective Time, in each case, except as otherwise agreed in writing by the Company Employee.
(b)          For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Parent and the Parent Subsidiaries (each, a “New Plan”), each Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled before the Effective Time, to credit for such service under any similar Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.  In addition and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plans is comparable to a Benefit Plan in which such Company Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall use its commercially reasonable efforts to cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans, and Parent shall use its commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)          Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Benefit Plans will occur at the Effective Time.
(d)          Nothing in this Agreement shall confer upon any Company Employee or other Person any right to continue in the employ or service of the Company, the Surviving Corporation, Parent, the Parent Subsidiaries or any of their respective affiliates.  Except as expressly set forth in this Section 5.8, no provision of this Agreement:  (i) shall limit the ability of the Company or any of its affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Subsidiaries (or any beneficiaries or dependents thereof)) or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries).
5.9          Indemnification of Directors and Officers.
(a)          For six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume, honor and fulfill in all respects the obligations of the Company and its Subsidiaries to indemnify, hold harmless and advance the costs, fees and expenses of all past and present directors, officers and employees of the Company or each Company Subsidiary (collectively, the “Covered Persons”) under and to the same extent such Persons are indemnified as of the date of this Agreement by the Company or such Company Subsidiary pursuant to (i) indemnification, expense advancement and exculpation provisions in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, and (ii) any indemnification agreements, if any, in existence on the date of this Agreement with any Covered Person and made available to Parent (collectively, the

“Existing Indemnification Agreements”), in each case, to the fullest extent permitted by applicable Law, arising out of acts or omissions in their capacity as directors, officers or employees of the Company or such Company Subsidiary occurring at or prior to the Effective Time.  Parent shall cause the Surviving Corporation to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9 in accordance with the procedures (if any) set forth in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and any Existing Indemnification Agreements, as applicable; provided, that the applicable Covered Person provides an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Covered Person is not entitled to indemnification under this Section 5.9 or otherwise.  Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification, expense advancement or exculpation hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.9 shall continue in effect until the final disposition of such Proceeding or investigation.
(b)          For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the equivalent governing documents of the Company Subsidiaries shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws and the equivalent governing documents of the Company Subsidiaries, as applicable.  Following the Effective Time, the Existing Indemnification Agreements shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.
(c)          For not less than six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and the Company Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and the Company Subsidiaries; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as favorable of coverage as is available for such amount.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies shall be approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed) and provide such directors and officers with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of this Agreement and the transactions contemplated by this Agreement.  If such prepaid policies have been obtained prior to the Effective Time, the Company and the Surviving Corporation, as

applicable, shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.
(d)          In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.
(e)          The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns); it being expressly agreed that the Covered Persons (including successors and assigns) shall be third party beneficiaries of this Section 5.9.  In the event of any breach by the Surviving Corporation or Parent of this Section 5.9, the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.9 as such fees are incurred upon the written request of such Covered Person.
5.10         Tax Treatment.
(a)          For United States federal income Tax purposes, (i) the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code.  The parties shall not take any tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a Final Determination.
(b)          The parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.
(c)          Each of the parties shall use its reasonable best efforts to obtain (1) the Company Registration Statement Tax Opinion and (2) the Company Closing Tax Opinion, including using reasonable best efforts to deliver to Latham & Watkins LLP (or, if Latham & Watkins LLP is unable to deliver such opinions, to Paul, Weiss, Rifkind, Wharton & Garrison LLP) (i) the Company Registration Statement Tax Certificates and the Parent Registration Statement Tax Certificates prior to the filing of the Form S-4, and (ii) the Company Closing Tax Certificate and the Parent Closing Tax Certificate, in each case dated and executed as of the dates of such Tax opinions.  Each of the parties shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations made to counsel in the tax representation letters described in this Section 5.10(c).
5.11         Alternative Structure.  If following the date of this Agreement all of the conditions set forth in Article 6 have been satisfied or waived (except that the Company Base Structure Closing Tax Certificate and the Parent Base Structure Closing Tax Certificate cannot be delivered and the condition set forth in Section 6.3(e) has not been waived), but the Closing could occur if the Company Alternative Structure Closing Tax Certificate and the Parent Alternative Structure Closing Tax Certificate are executed and delivered if the parties consummate the Second Merger (as hereinafter defined), Parent shall, immediately following the Merger, cause the Surviving Corporation to merge into and with a limited liability company that is wholly owned by Parent and is disregarded as an entity for federal tax purposes (the “New Surviving Entity”), in accordance with the DGCL (such merger, the “Second Merger”); provided, however, that (i) the New Surviving Entity shall become a party to, and shall become bound by, the terms of this Agreement, (ii) the Company Alternative Structure Closing Tax Certificate and the Parent Alternative Structure Closing Tax Certificate shall be executed and delivered, and (iii) any action taken pursuant to this Section 5.11 shall not (unless consented to in writing by Parent and the Company prior to the Closing) (x) alter or change the kind or amount of the Merger Consideration as provided for in this Agreement or (y) otherwise cause any of the conditions to Closing set forth in Article 6 to not be capable of being satisfied.  If the Second Merger occurs, references to the “Merger” in this Agreement shall be deemed to reference the Merger and Second Merger, taken together as one integrated transaction.
5.12         Takeover Statutes.  If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent, Merger Sub, this Agreement, the Merger or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing, subject to applicable Law.  Neither Parent, Merger Sub nor the Company will take any action that would cause this Agreement, the Merger or the other transactions contemplated by this Agreement to be subject to the requirements imposed by any such Laws.  No Company Change of Board Recommendation shall change the approval of the Company Board for purposes of causing any such Law to be inapplicable to the transactions contemplated by this Agreement.
5.13         Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Shares and Company Equity Awards pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.
5.14         Stockholder Litigation.  The parties shall cooperate and consult with one another in connection with any Proceeding (i) by the Company’s stockholders against the Company or any of its directors, officers or affiliates with respect to this Agreement or the transactions contemplated hereby or (ii) by Parent’s stockholders against Parent or any of its directors, officers or affiliates with respect to this Agreement or the transactions contemplated hereby, and the Company or Parent, as applicable, shall give notice to the other party of any such Proceeding as promptly as practicable.  Neither Parent nor the Company shall not compromise or settle any Proceeding commenced against it or its directors, officers or affiliates relating to this Agreement or the transactions contemplated hereby (including the Merger) without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
5.15         Stock Exchange Listing.  Prior to the Effective Time, Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the Parent Shares to be issued in the Merger and such other Parent Shares to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.  The Company shall use reasonable best efforts to cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith.  Prior to the Effective Time, the Company shall use reasonable best efforts to cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Company and of the Company Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.
5.16         Financing and Financing Cooperation.
(a)          Parent shall use its reasonable best efforts to take, or use reasonable best efforts to cause to be taken all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Financing, if required, prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to: (i) maintain in effect the Commitment Letter, (ii) negotiate definitive agreements (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the bridge portion of the Financing) with respect to the Financing (the “Definitive Agreements”) not less favorable to Parent and Merger Sub with respect to conditionality than the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) and (iii) satisfy (or, if deemed advisable by Parent, seek the waiver of) on a timely basis all conditions in the Commitment Letter and the Definitive Agreements that are under its control and comply with its obligations thereunder.  In the event that all conditions contained in the Commitment Letter (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, Parent shall use reasonable best efforts to enforce its rights under the Commitment Letter and the Definitive Documents in a timely and diligent manner to cause the Lenders to comply with their respective obligations thereunder, including to fund the Financing, if required.
(i)           Parent shall not, nor shall it permit Merger Sub to, without the prior written consent of the Company:  (A) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letter or Definitive Agreements if such amendment, modification, waiver or remedy (1) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (2) reduces the amount of, or otherwise impairs the ability of the Parent or Merger Sub to obtain the full amount of, the Financing contemplated by the Commitment Letter, (3) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letter or Definitive Agreements relative to the ability of Parent to enforce its rights against the other parties to the Commitment Letter as in effect on the date hereof or (4) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (provided, that, for the avoidance of doubt, Parent may amend the Commitment Letter to add lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed such Commitment Letter as of the date of this Agreement, if the addition of such parties, individually or in the aggregate, does not add new (or adversely modify any existing) conditions to the consummation of the Financing); or (B) terminate the Commitment Letter or any Definitive Agreement.  Parent shall promptly deliver to the Company copies of any such amendment, modification, waiver or replacement.
(ii)          In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent will (A) use reasonable best efforts to obtain alternative debt financing in an amount sufficient, when taken together with available cash of Parent, the Parent Subsidiaries, the Company and the Company Subsidiaries and the available portion of the Financing, to fund the cash portion of the Merger Consideration and the other Merger Amounts (the “Alternate Financing”) from the same or other sources and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Financing and (B) promptly notify the Company of such unavailability and the reason therefor.  In furtherance of and not in limitation of the foregoing, in the event that (1) any portion of the Financing or any financing in connection with the transactions contemplated by this Agreement structured as high yield or debt securities financing is unavailable, regardless of the reason therefor, (2) all conditions contained in Section 6.1 and Section 6.2 have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing, and (y) those conditions the failure of which to be satisfied is attributable to a breach by Parent or the Parent Subsidiaries of their representations, warranties, covenants or agreements contained in this Agreement), (3) the Marketing Period shall have ended and (4) the bridge facilities contemplated by the Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 5.16) are available on the terms and conditions described in the Commitment Letter (or replacements thereof), then each of Parent and the Parent Subsidiaries shall use their reasonable best efforts to cause the proceeds of such bridge financing to be used immediately in lieu of such affected portion of the high yield financing.  For the purposes of this Agreement, in the event any Alternate Financing is obtained and an alternate commitment letter (or similar agreement) (the “Alternate Commitment Letter”) is entered into in compliance herewith, (A) any reference in this Agreement to “Financing” shall mean the financing contemplated by the Commitment Letter as modified pursuant to clause (B) below and any Definitive Agreements (including definitive agreements relating to Alternate Financing), and (B) the term Commitment Letter (or defined terms that use such phrase) shall be deemed to include any Commitment Letter remaining in effect at the time in question and any Alternate Commitment Letter to the extent then in effect.  Parent shall provide the Company with prompt notice of any material breach, material default, termination or repudiation by any party to the

Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Lender or other Alternate Financing source with respect to any material breach, material default, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement of any provision thereof.  Upon request of the Company, Parent shall appraise the Company of developments relating to the Financing.  The foregoing notwithstanding, compliance by Parent and/or Merger Sub with this Section 5.16 shall not relieve Parent or Merger Sub of their obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available.
(b)          Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to provide and use reasonable best efforts to cause their respective officers, employees, consultants, agents, advisors and other representatives, including legal and accounting (the “Financing Representatives”), to provide, all customary cooperation reasonably requested by Parent in connection with Parent’s financing in connection with the transactions contemplated by this Agreement (including the Financing), including:
(i)          assisting in preparation for and participation in marketing efforts (including lender meetings and calls) and a reasonable number of drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions between senior management of the Company and the Company Subsidiaries and actual or prospective lenders, investors and ratings agencies, in each case at reasonable, mutually agreed times, and with reasonable advance notice, and assisting Parent in obtaining ratings in connection with Parent’s financing in connection with the transactions contemplated by this Agreement (including the Financing);
(ii)          assisting Parent and its financing sources (including the Financing Sources) in the preparation of customary offering documents, private placement memoranda, bank information memoranda, lender presentations, prospectuses and similar customary marketing documents, including, but not limited to, Debt Offer Documents, for any of the Financing or any other financing in connection with the transactions contemplated by this Agreement (collectively, the “Offering Documents”);
(iii)         as promptly as reasonably practicable in connection with the anticipated timing for the marketing of the Financing or any financing in connection with the transactions contemplated by this Agreement furnishing Parent and Parent’s financing sources (including the Financing Sources) and their respective representatives with the Required Information;
(iv)        as promptly as reasonably practicable, (A) using reasonable best efforts to cause the Company’s independent auditors to furnish all required consents and reports reasonably required for the Offering Documents (including consents to be named therein), (B) upon the reasonable request of Parent, using reasonable best efforts to cause the Company’s independent auditors to furnish accountants’ comfort letters (including customary “negative assurance” and “tickmarks”) with respect to the financial and related information of the Company and its Subsidiaries contained in the Offering Documents that are customary in connection with high-yield financings of the type contemplated as part of the Financing and (C)

providing appropriate representations to the Company’s independent auditors in connection with auditor due diligence sessions and the foregoing clauses (A) and (B);
(v)          assisting Parent in connection with the preparation of pro forma financial information and financial statements to the extent such pro forma financial information or financial statements are required by SEC Regulatory Requirements or necessary or reasonably required by Parent’s financing sources (including the Financing Sources) to be included in any Offering Documents; provided, that neither the Company nor any of the Company Subsidiaries or Financing Representatives shall be required to prepare any such pro forma financial information or financial statements or responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;
(vi)         facilitating the execution and delivery as of (but not before) the Closing of any definitive financing documents or other certificates, customary legal opinions from applicable outside counsel to Parent and Merger Sub, including local counsel, or documents as may be reasonably requested by Parent; and
(vii)        providing at least four (4) Business Days prior to the Closing Date all documentation and other information relating to the Company and the Company Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least nine (9) Business Days prior to the anticipated Closing Date.
The foregoing or anything to the contrary herein notwithstanding, neither the Company nor any of the Company Subsidiaries nor any of the Financing Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.16 or Section 5.17 that would: (i) require the Company, any of the Company Subsidiaries or any Persons who are directors of the Company or any of the Company Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing or any other financing of Parent in connection with the transactions contemplated by this Agreement or any other matter or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, prior to the Closing (other than customary representation letters referred to in clause (iv) above), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries, (iii) require the Company or any of the Company Subsidiaries to pay any commitment or other similar fee prior to the Closing or incur any other liability or other obligation prior to Closing or have any obligation of the Company or any of the Company Subsidiaries under any agreement, certificate, document or instrument (other than this Agreement) be effective until the Closing, (iv) cause any director, officer or employee or stockholder of the Company or any of the Company Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of the Company or any of the Company Subsidiaries or any applicable Laws, (vi) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, or (vii) unreasonably interfere with the ongoing operations of the Company or any of the Company Subsidiaries.  Nothing contained in this Section 5.16 or otherwise shall require the Company or any of the Company Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing or any other financing of Parent in connection with the transactions contemplated by this Agreement.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or the Company Subsidiaries or any of the Financing Representatives in connection with such cooperation pursuant to this Section 5.16 or any action taken by them pursuant to Section 5.17 and shall indemnify and hold harmless the Company and the Company Subsidiaries and the Financing Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing or any other financing in connection with the transactions contemplated by this Agreement, any action taken by them pursuant to this Section 5.16 or Section 5.17 and any information used in connection therewith (other than information provided in writing by the Company or the Company Subsidiaries specifically in connection with its obligations pursuant to this Section 5.16 or Section 5.17), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company or any of the Company Subsidiaries or the Financing Representatives.
(c)          The Company hereby consents to the use of its and the Company Subsidiaries’ logos and other trade marks in connection with the Financing or any other financing in connection with the transactions contemplated by this Agreement; provided that such logos shall be used solely in a customary manner that is not intended or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.
(d)          For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.16 represent the sole obligation of the Company, the Company Subsidiaries and their respective affiliates with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.  In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
(e)          The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information”.  For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and the Company Subsidiaries under this Section 5.16 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets.  In addition, if, in connection with a marketing effort contemplated by the Commitment Letter or any financing in connection with the transactions contemplated by this Agreement, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and the Company Subsidiaries, which Parent reasonably determines is necessary (after consultation with the Company and if the Company does not reasonably object) to include in customary offering materials for the Financing or any other financing in connection with the transactions contemplated by this Agreement (in each case other than offering materials to be shared only with “private side” investors that are subject to a confidentiality agreement), then, upon the Company’s review of and reasonable satisfaction with such filing, unless the Company reasonably objects, the Company shall file such Current Report on Form 8-K.
(f)          All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent or its affiliates pursuant to this Section 5.16 shall be kept confidential in accordance with the Confidentiality Agreement.
(g)          Notwithstanding anything to the contrary contained herein, the condition set forth in Section 6.3(b), as it applies to Parent’s and Merger Sub’s obligations under this Section 5.16, shall be deemed satisfied notwithstanding any breach of such obligations by Parent or Merger Sub, as long as at such time, Parent has deposited cash in an amount equal to at least the Merger Amounts in a segregated account to be used solely for the purpose of funding the Merger Amounts.
5.17         Treatment of Company Indebtedness.
(a)          Prepayment of Indebtedness.  The Company shall use reasonable best efforts, and shall cause the applicable Company Subsidiaries to use reasonable best efforts, to deliver to Parent (i) at least ten (10) Business Days prior to the Closing Date a draft payoff letter with respect to the Revolving Credit Agreement (the “Subject Indebtedness”) and (ii) at least two (2) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds and cash collateralization, backstopping or replacement of letters of credit, in each case, as arranged by Parent) with respect to the Subject Indebtedness in customary form (the “Payoff Letter”), which Payoff Letter shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (B) state that upon receipt of the Payoff Amount under the Payoff Letter, the Subject Indebtedness and all related loan documents shall be terminated (other than the terms thereof that expressly survive such termination in accordance with the terms of such documents) and (C) provide that all guarantees of any of the Company Subsidiaries of the Subject Indebtedness and, to the extent secured, all Liens securing obligations in respect of the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount and the cash collateralization, backstopping or replacement of any outstanding letters of credit (which cash collateralization, backstopping, replacement shall be arranged by Parent) on the Closing Date.  At the Closing, the Surviving Corporation shall repay the outstanding amount of the Subject Indebtedness by wire transfer of immediately available funds arranged by Parent as provided for in the Payoff Letter.
(b)          Senior Notes.
(i)          Parent will be permitted to commence and conduct, in accordance with the terms of the 2023 Senior Notes Indenture, the 2025 Senior Notes Indenture and the 2027 Senior Notes Indenture (collectively, the “Indentures”), as applicable, one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable Indenture) and any tender offer, or any exchange offer, and to conduct a consent solicitation, if any (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the 2023 Senior Notes, the 2025 Senior Notes and the 2027 Senior Notes (collectively, the “Senior Notes”) identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to Parent; provided, that any such Debt Offer shall be (A) in compliance with applicable Law, the terms of the Indentures and any other rights of any holder of the Senior Notes and the terms of this Section 5.17(b), (B) at the sole expense of Parent, (C) consummated using funds provided by Parent.  Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal and press release, if any, in connection therewith and each other document relevant to such transaction that will be distributed by Parent to holders of the applicable Senior Notes in the applicable Debt Offer (collectively, the “Debt Offer Documents”) a period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel a reasonable opportunity to review and comment on the related Debt Offer Documents (in each case, at Parent’s sole expense), which comments shall be considered by Parent in good faith.  Parent will reasonably consult with the Company regarding the material terms and conditions of any Debt Offer (other than financial terms), including the timing and commencement of any Debt Offer and any relevant tender or consent deadlines.  Parent shall expressly condition the closing (or, if applicable, effectiveness) of any of the Debt Offers on the occurrence of the Closing, and the Company will use commercially reasonable efforts to cooperate with Parent, at Parent’s request and sole expense, to facilitate the initial settlement of the Debt Offers by Parent on the Closing Date; provided, that the consummation of a Debt Offer with respect to any series of Senior Notes shall not be a condition to Closing.  Parent shall conduct any Debt Offer in compliance with (and shall cause the terms of any Debt Offer shall comply with) any applicable provisions of the Indentures and with applicable Law, including the SEC Regulatory Requirements, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the applicable Senior Notes, the applicable Indenture and SEC Regulatory Requirements.  Subject to Section 5.17(b), at Parent’s expense, the Company shall, and shall cause the Company Subsidiaries and their respective representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the Debt Offer; provided that prior to the Closing, neither the Company nor any of the Company Subsidiaries, nor counsel for the Company shall be required to furnish any officer’s certificates, legal opinions or negative assurance letters in connection with the Debt Offers (other than, in connection with the execution of a supplemental indenture relating to any consent solicitation of the type described in clause (ii) below, the Company delivering customary officer’s certificates, and using reasonable best efforts to cause counsel for the Company to deliver customary legal opinions, respectively, to the trustee under the applicable Indentures, to the extent such certificates and opinions would not (in the opinion of the Company, its counsel and the applicable trustee) conflict with applicable Laws, the applicable terms of the Senior Notes or the Indentures and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than the supplemental indenture described in clause (ii) below.  To the extent that the provisions of SEC Regulatory Requirements conflict with this Section 5.17(b)(i), Parent and the Company shall comply with SEC Regulatory Requirements and shall not be deemed to have breached their obligations under this Agreement by such compliance.  Notwithstanding the foregoing and for the avoidance of doubt, in no event shall the Company or its legal counsel be required to give an opinion with respect to the Financing or any other financing of Parent or Merger Sub.
(ii)          To the extent any Debt Offer includes a consent solicitation, then subject to the receipt of the requisite consents, the Company and the applicable Company Subsidiaries shall execute a supplemental indenture to each applicable Indenture in accordance with the terms of each such Indenture, amending the terms and provisions of each such Indenture as described in the relevant Debt Offer Documents as reasonably requested by Parent (and at Parent’s sole expense), which supplemental indenture shall become operative no earlier than the Effective Time; provided, however, that in no event shall the Company or any of its officers, directors or other representatives have any obligation to authorize, adopt or execute any amendments or other agreement that is not permitted under applicable Law, the terms of the applicable Senior Notes or the applicable Indentures or would become operative prior to the Effective Time.
(iii)         If requested by Parent in writing, in lieu of or in addition to Parent commencing or closing any Debt Offer for any series of Senior Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Senior Notes and the applicable Indenture, to (A) issue a notice of redemption for all of the outstanding aggregate principal amount of such series of Senior Notes, pursuant to the redemption provisions of the applicable Indenture, which notice of redemption shall either be issued substantially simultaneously with the Effective Time or be expressly conditioned on the occurrence of the Closing and (B) take any other actions prior to, at or after the Effective Time reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of such series of Senior Notes pursuant to the redemption and the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto; provided, that prior to the Company being required under clause (A) above to issue any notice of redemption to be issued substantially simultaneously with the Effective Time, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption and satisfaction and discharge.  If a conditional notice of redemption is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption are satisfied, the Company has all funds necessary in connection with any such redemption and satisfaction and discharge.  The redemption and satisfaction and discharge of any series of Senior Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Senior Notes.  The Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense, to provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Senior Notes identified to the Company by Parent in writing at any time.
(iv)         Notwithstanding anything set forth in this Section 5.17, neither compliance by Parent and/or Merger Sub with this Section 5.17 nor any failure to consummate any Debt Offer or Discharge prior to the Closing shall relieve Parent or Merger Sub of their obligations to consummate the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
6.1          Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:
(a)          Company Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.
(b)          Parent Stockholder Approval.  Parent shall have obtained the Parent Stockholder Approval.
(c)          No Injunctions or Restraints; Illegality.  The consummation of the Merger shall not be restrained, enjoined, prevented or otherwise prohibited or made illegal by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity of competent jurisdiction then in effect, and there shall not be in effect any Law that was enacted, promulgated or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.
(d)          Stock Exchange Listing.  The Parent Shares to be issued in the Merger and such other Parent Shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
(e)          Effectiveness of the Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.
6.2          Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at the Effective Time of each of the following additional conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub to the extent permitted by applicable Law:
(a)          Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.2 (other than Section 3.2(e)) shall be true and correct in all but de minimis respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a) (without giving effect to any “Company Material Adverse Effect” qualifier set forth therein) and Section 3.23 shall be true and correct in all material respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, (iii) the representation and warranty of the Company set forth in Section 3.3 and Section 3.10(b) shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time and (iv) each of the other representations and warranties of the Company in this Agreement shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, except (A) in the case of clauses (i), (ii), (iii) (solely with respect to Section 3.10(b)) and (iv), representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date, and (B) in the case of clause (iv), where the failure of such representations or warranties to be true and correct in all respects (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifier set forth therein) would not, individually or in the aggregate with all other failures to be true or correct, have or reasonably be expected to have a Company Material Adverse Effect.
(b)          Performance of Obligations of the Company.  The Company shall have performed or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
(c)          Company Material Adverse Effect.  Since the date hereof, there has not occurred any Effect that has had, individually or in the aggregate, a Company Material Adverse Effect.
(d)          Officer’s Certificate.  Parent shall have received an officer’s certificate duly executed by an authorized officer of the Company to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.
6.3          Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction at the Effective Time of each of the following additional conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by Law:
(a)          Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2 shall be true and correct in all but de minimis respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, (ii) the representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.1(a) (without giving effect to any “Parent Material Adverse Effect” qualifier set forth therein) and Section 4.21 shall be true and correct in all material respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, (iii) the representation and warranty of Parent set forth in Section 4.3 and Section 4.11(b) shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, and (iv) each of the other representations and warranties of Parent in this Agreement shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, except (A) in the case of clauses (i), (ii), (iii) (solely with respect to Section 4.11(b) and (iv), representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date, and (B) in the case of clause (iii), where the failure of such representations or warranties to be true and correct in all respects (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifier set forth therein) would not, individually or in the aggregate with all other failures to be true or correct, have or reasonably be expected to have a Parent Material Adverse Effect.

(b)          Performance of Obligations of Parent.  Each of Parent and Merger Sub shall have performed or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
(c)          Parent Material Adverse Effect.  Since the date hereof, there has not occurred any Effect that has had, individually or in the aggregate, a Parent Material Adverse Effect.
(d)          Officer’s Certificate.  The Company shall have received an officer’s certificate duly executed by an authorized officer of Parent to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.
(e)          Company Closing Tax Opinion.  The Company shall have received the Company Closing Tax Opinion.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
7.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time:
(a)          by mutual written agreement of Parent and the Company, by action of their respective Boards of Directors;
(b)          by either the Company or Parent, if the Effective Time shall not have occurred on or before May 5, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement (including, in the case of Parent, any such breach by Merger Sub) has been a principal cause of the failure of any condition set forth in Article 6 or the failure of the Effective Time to occur on or before the Outside Date;
(c)          by either the Company or Parent, if any court of competent jurisdiction or any other Governmental Entity of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Merger, and, in each case, such Order or Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall be available only if the party seeking to terminate this Agreement (including, in the case of Parent, Merger Sub) shall have complied with its applicable obligations under Section 5.5 to resist, resolve or lift, as applicable, such Order before asserting the right to terminate under this Section 7.1(c);
(d)          by either the Company or Parent, if the Company Stockholder Approval has not been obtained at the Company Stockholders Meeting (or, if the Company Stockholders Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no party may terminate this Agreement pursuant to this Section 7.1(d) if such party has breached (including, in the case of Parent, any such breach by Merger Sub) any of its obligations under this Agreement in a manner that was the principal cause of the failure to obtain the Company Stockholder Approval at the Company Stockholders Meeting;
(e)          by Parent, at any time prior to the Company Stockholder Approval, if the Company Board shall have effected a Company Change of Board Recommendation (it being understood and agreed that any written notice of the Company’s intention to make a Company Change of Board Recommendation prior to effecting such Company Change of Board Recommendation in accordance with Section 5.3(d) or Section 5.3(e) in and of itself shall not result in Parent having any termination rights pursuant to this Section 7.1(e));
(f)          by the Company, at any time prior to the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Company Proposal, but only if the Company has not breached, in any material respect, its obligations under Section 5.3 with respect to such Superior Company Proposal; provided, that the Company (i) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination and (ii) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Company Proposal;
(g)          by either the Company or Parent, if the Parent Stockholder Approval has not been obtained at the Parent Stockholders Meeting (or, if the Parent Stockholders Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no party may terminate this Agreement pursuant to this Section 7.1(g) if such party has breached (including, in the case of Parent, any such breach by Merger Sub) any of its obligations under this Agreement in a manner that was the principal cause of the failure to obtain the Parent Stockholder Approval at the Parent Stockholders Meeting;
(h)          by the Company, at any time prior to the Parent Stockholder Approval, if the Parent Board shall have effected a Parent Change of Board Recommendation (it being understood and agreed that any written notice of the Parent’s intention to make a Parent Change of Board Recommendation prior to effecting such Parent Change of Board Recommendation in accordance with Section 5.4(d) or Section 5.4(e) in and of itself shall not result in the Company having any termination rights pursuant to this Section 7.1(h));
(i)          by Parent if:  (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if there has been any breach by Parent or Merger Sub of their representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, and such breach shall not have been cured in all material respects; or

(j)          by the Company if:  (i) there has been a breach by Parent or Merger Sub of any of their representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(j) if there has been any breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, and such or breach shall not have been cured in all material respects.
7.2          Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, upon delivery of such notice, this Agreement shall become void and of no further force or effect without liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, affiliates, officers or directors; provided that (a) no such termination shall relieve the Company or Parent, as applicable, of its obligation to pay the Company Termination Fee, the Parent Termination Fee, any Company Expenses or any Parent Expenses if, as and when required pursuant to Section 7.3 (which Section 7.3 shall survive any such termination); (b) subject to Section 7.3(f), no such termination shall relieve any party for liability for such party’s breach of this Agreement prior to its termination or for fraud; and (c) (i) the Confidentiality Agreement and (ii) Section 5.2(b), this Section 7.2, Section 7.3 and Article 8 and the definitions of all defined terms appearing in such Sections shall, in each case, survive the termination of this Agreement.  For the avoidance of doubt, any termination by Parent shall also be an effective termination by Merger Sub.
7.3          Termination Fee.
(a)          The parties agree that if this Agreement is terminated by Parent in accordance with Section 7.1(e) or by the Company in accordance with Section 7.1(f), then the Company shall pay (or cause to be paid) to Parent (or its designee) prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, a termination fee equal to eighteen million dollars ($18,000,000) (the “Company Termination Fee”).
(b)          The parties agree that (i) if this Agreement is terminated in accordance with Section 7.1(b), Section 7.1(d) or Section 7.1(i) and, prior to the date of such termination, a Company Acquisition Proposal is (A) made public by the Company or any other Person and (B) not withdrawn, and (ii) within twelve (12) months after such termination (A) the Company enters into a definitive agreement with respect to any Company Acquisition Proposal or (B) any Company Acquisition Proposal is consummated, then the Company shall pay (or cause to be paid) the Company Termination Fee to Parent (or its designee), prior to or concurrently therewith.  For the avoidance of doubt, the Company shall not be obligated to pay the Company Termination Fee with respect to any Company Acquisition Proposal unless such Company

Acquisition Proposal is consummated.  For purposes of this Section 7.3(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “20% or more” shall be deemed to be references to “more than 50%.”
(c)          The parties agree that if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d), then the Company shall reimburse Parent for all reasonable out-of-pocket fees and expenses incurred or paid by Parent or Merger Sub in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed nine million dollars ($9,000,000) (“Parent Expenses”).  Parent Expenses will be reimbursed within ten (10) days after presentation by Parent of a bill (which Parent may do within ninety (90) days after this Agreement is terminated) that sets forth in reasonable detail the amount and nature of each item of expense for which reimbursement is sought.  If Parent becomes entitled to receive a Company Termination Fee by reason of Section 7.3(b), the amount paid by the Company as expense reimbursement under this Section 7.3(c) will be credited against the Company Termination Fee.
(d)          The parties agree that if this Agreement is terminated by the Company in accordance with Section 7.1(h), then Parent shall pay (or cause to be paid) to the Company (or its designee) prior to or concurrently with such termination, in the case of a termination by Parent, or within two (2) Business Days thereafter, in the case of a termination by the Company, a termination fee equal to forty million dollars ($40,000,000) (the “Parent Termination Fee”).
(e)          The parties agree that (i) if this Agreement is terminated in accordance with Section 7.1(b), Section 7.1(g) or Section 7.1(j) and, prior to the date of such termination, a Parent Acquisition Proposal is (A) made public by Parent or any other Person and (B) is not withdrawn, and (ii) within twelve (12) months after such termination (A) Parent enters into a definitive agreement with respect to any Parent Acquisition Proposal or (B) any Parent Acquisition Proposal is consummated, then Parent shall pay (or cause to be paid) the Parent Termination Fee to the Company (or its designee), prior to or concurrently therewith.  For the avoidance of doubt, Parent shall not be obligated to pay the Parent Termination Fee with respect to any Parent Acquisition Proposal unless such Parent Acquisition Proposal is consummated.  For purposes of this Section 7.3(e), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “20% or more” shall be deemed to be references to “more than 50%.”
(f)          The parties agree that if this Agreement is terminated by Parent or the Company pursuant Section 7.1(g), then Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred or paid by the Company and any Company Subsidiaries in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed fifteen million dollars ($15,000,000) (“Company Expenses”).  Company Expenses will be reimbursed within ten (10) days after presentation by the Company of a bill (which the Company may do within ninety (90)

days after this Agreement is terminated) that sets forth in reasonable detail the amount and nature of each item of expense for which reimbursement is sought.
(g)          The Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without this Section 7.3, the Company, Parent and Merger Sub would not have entered into this Agreement.  Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 7.3, the Company or Parent, as applicable, shall pay to the non-breaching party all reasonable fees, costs and expenses of enforcement (including reasonable attorneys’ fees as well as reasonable expenses incurred in connection with any action initiated by such non-breaching party), together with interest on the amount of the Company Termination Fee, the Parent Termination Fee, any Company Expenses or any Parent Expenses, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is made.
(h)          For the avoidance of doubt, (i) in no event shall Parent or the Company be required to pay the Parent Termination Fee or Company Termination Fee, as applicable, on more than one (1) occasion, (ii) while Parent and Merger Sub may pursue, in the alternative and at their sole discretion, both a grant of specific performance in accordance with Section 8.14 and the payment of the Company Termination Fee under Section 7.3, under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance and the Company Termination Fee and (iii) while the Company may pursue, in the alternative and at its sole discretion, both a grant of specific performance in accordance with Section 8.14 and the payment of the Parent Termination Fee under Section 7.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and the Parent Termination Fee.  The payment by the Company of the Company Termination Fee pursuant to Section 7.3(a) or Section 7.3(b) and, to the extent applicable, any amounts payable under Section 7.3(c) or Section 7.3(g), shall be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates and Representatives in the event of termination of this Agreement under circumstances requiring the payment of a Company Termination Fee pursuant to Section 7.3(a) or Section 7.3(b); provided that no such payment shall relieve the Company of any liability or damages to Parent or Merger Sub resulting from any material breach of Section 5.3.  The payment by Parent of the Parent Termination Fee pursuant to Section 7.3(d) or Section 7.3(e) and, to the extent applicable, any amounts payable under Section 7.3(f) or Section 7.3(g), shall be the sole and exclusive remedy of the Company and its affiliates and Representatives in the event of termination of this Agreement under circumstances requiring the payment of a Parent Termination Fee pursuant to Section 7.3(d) or Section 7.3(e); provided that no such payment shall relieve Parent or Merger Sub of any liability or damages to the Company resulting from any material breach of Section 5.4.
7.4          Amendment.  This Agreement may be amended only by execution of an instrument in writing signed by each of the Company, Parent and Merger Sub; provided however, that (i) after the Company Stockholder Approval has been obtained, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement, which by Law otherwise requires the further approval of the stockholders of the Company and (ii) after the Parent Stockholder Approval has been obtained, there may not be, without further approval of the stockholders of Parent, any amendment of this Agreement, which by Law otherwise requires the further approval of the stockholders of Parent.

7.5          Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE 8
GENERAL PROVISIONS
8.1          Non-Survival of Representations and Warranties.  None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, or any rights arising out of any breach of any of the foregoing, shall survive the Effective Time, except that this Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.
8.2          Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all Expenses (other than any expenses the Company or any Company Subsidiary pays as borrower under any financing being entered into in connection with this Agreement, which shall be deemed borne by Parent and Merger Sub) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the same.
8.3          Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained and delivery is followed within one (1) Business Day by email pursuant to clause (c) or delivered in Person), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided, that confirmation of email receipt is obtained; provided, further, that if such notice or other communication is also sent by another means provided for by this Section 8.3 within one (1) Business Day after sending such email, such notice or other communication shall be deemed to have been duly given on the date such email was sent irrespective of whether confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, addressed to it at:
Taylor Morrison Home Corporation
4900 N. Scottsdale Rd., Suite 2000
Scottsdale, AZ 85251
Attention:	Sheryl Palmer
Facsimile:	(866) 227-6008
Email:	spalmer@taylormorrison.com
with a copy (which shall not constitute notice) to:
Taylor Morrison Home Corporation
4900 N. Scottsdale Rd., Suite 2000
Scottsdale, AZ 85251
Attention:	Darrell Sherman
Benjamin A. Aronovitch
Facsimile:	(866) 390-2612; (866) 644-6190
Email:	dsherman@taylormorrison.com
baronovitch@taylormorrison.com
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams
Facsimile:	(212) 492-0040; (212) 492-0257
Email:	sbarshay@paulweiss.com
swilliams@paulweiss.com
If to the Company, addressed to it at:
William Lyon Homes
4695 MacArthur Court
8th Floor
Newport Beach, CA 92660
Attention:	Matt Zaist
Facsimile:	(949) 252-2544
Email:	Matt.Zaist@Lyonhomes.com

with a copy (which shall not constitute notice) to:
William Lyon Homes
4695 MacArthur Court
8th Floor
Newport Beach, CA 92660
Attention:	Jason Liljestrom
Facsimile:	(949) 596-0882
Email:	Jason.Liljestrom@Lyonhomes.com
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive
20th Floor
Costa Mesa, CA 92626-1925
Attention:	Michael Treska
Paul Tosetti
Facsimile:	(714) 755-8290
Email:	Michael.Treska@lw.com
Paul.Tosetti@lw.com

8.4          Certain Definitions.  For purposes of this Agreement, the term:
“2022 Senior Notes Indenture” means that certain Indenture, dated as of August 11, 2014, among WLH PNW Finance Corp., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time.
“2023 Senior Notes” means William Lyon Homes, Inc.’s 6.00% Senior Notes due 2023 issued pursuant to the 2023 Senior Notes Indenture.
“2023 Senior Notes Indenture” means that certain Indenture, dated as of March 9, 2018, among William Lyon Homes, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time.
“2025 Senior Notes” means William Lyon Homes, Inc.’s 5.875% Senior Notes due 2025 issued pursuant to the 2025 Senior Notes Indenture.
“2025 Senior Notes Indenture” means that certain Indenture, dated as of January 31, 2017, among William Lyon Homes, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time.
“2027 Senior Notes” means William Lyon Homes, Inc.’s 6.625% Senior Notes due 2027 issued pursuant to the 2027 Senior Notes Indenture.

“2027 Senior Notes Indenture” means that certain Indenture, dated as of July 9, 2019, among William Lyon Homes, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time.
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any substantive respect to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill or similar provision.  Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company or Parent, as applicable, from satisfying any of its obligations hereunder.
“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.
“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not such plan is subject to ERISA), each bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement or arrangement, and each employment, severance, change in control, retention, termination, pension, retirement, disability benefit, health insurance, life insurance, fringe benefit, supplemental benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any Participant, or between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, excluding any “multiemployer plan” (within the meaning of Section 4001(a) of ERISA).
“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
“Closing VWAP” means the volume weighted average per-share price (as reported by Bloomberg), rounded to the nearest cent, of Parent Shares on the NYSE during the ten (10) full trading days ending on (and including) the trading day immediately preceding the Closing Date.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

“Company 10-Q” means the Company’s Report on Form 10-Q for the period ended June 30, 2019.
“Company Acquisition Proposal” means any offer or proposal from a Third Party concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving the Company in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of Equity Interests representing 20% or more of the voting power of the Company, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries based on their fair market value as determined in good faith by the Company Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of Equity Interests representing 20% or more of the voting power of the Company or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of Equity Interests representing 20% or more of the voting power of the Company, or (d) any combination of the foregoing (in each case, other than the Merger).
“Company Alternative Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(a) of the Company Disclosure Letter.
“Company Alternative Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(b) of the Company Disclosure Letter.
“Company Base Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(c) of the Company Disclosure Letter.
“Company Base Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(d) of the Company Disclosure Letter.
“Company Class A Shares” means the shares of Class A common stock, par value $0.01 per share, of the Company.
“Company Class B Shares” means the shares of Class B common stock, par value $0.01 per share, of the Company.
“Company Closing Tax Certificate” shall mean the Company Base Structure Closing Tax Certificate or, in the event the parties choose to consummate the Second Merger as set forth in Section 5.11, the Company Alternative Structure Closing Tax Certificate.

“Company Closing Tax Opinion” shall mean a written opinion from Latham & Watkins LLP (or, if Latham & Watkins LLP is unable to deliver such an opinion, from Paul, Weiss, Rifkind, Wharton & Garrison LLP) dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 8.4(e) of the Company Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment.  In rendering such opinion, Latham & Watkins LLP (or, if Latham & Watkins LLP is unable to deliver such an opinion, Paul, Weiss, Rifkind, Wharton & Garrison LLP) shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in the Company Closing Tax Certificate and Parent Closing Tax Certificate.
“Company Equity Plans” means the Company’s Amended and Restated 2012 Equity Incentive Plan and 2012 Equity Incentive Plan in each case, as amended, supplemented or modified from time to time.
“Company Intellectual Property” means the Intellectual Property owned by the Company or any of the Company Subsidiaries.
“Company Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of this Agreement by the Company) occurring or arising after the date of this Agreement that (a) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable) and (b) does not involve or relate to a Company Acquisition Proposal.
“Company Material Adverse Effect” means any change, condition, event, effect, occurrence, circumstance or development (each, an “Effect”) that (i) has, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) would prevent the consummation of the Merger; provided, that, solely in the case of clause (i), no change or effect to the extent resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be deemed to contribute to a “Company Material Adverse Effect,” or shall otherwise be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur:  (a) any adverse changes affecting the industry or industries in which the Company or its Subsidiaries operate; (b) any adverse changes or proposed adverse changes in applicable Law, GAAP, other accounting standards or the interpretation or enforcement thereof; (c) any adverse changes in general economic, business, labor or regulatory conditions, or general changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States regionally, locally or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or the Company Subsidiaries operate in the United States or globally; (d) changes in general global, national, regional or local political conditions (including the outbreak or escalation of war (whether or not declared), military action or acts of terrorism), changes due to natural disasters or changes in the weather, or other force majeure events, or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis; (e) actions or omissions required of the Company under the express terms of this Agreement (other than Section 5.1(a)) or taken or not taken at the written request of Parent or with the prior written consent of Parent (other than any such request or consent that is based upon facts furnished by the Company that are inaccurate or incomplete in any material respect); (f) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby (provided, that this clause (f) shall not apply to any inaccuracy in the representations and warranties set forth in Section 3.4 that would cause the condition set forth in Section 6.2(a) to fail); (g) any change, in and of itself, in the trading price or trading volume of Company Shares on the NYSE; provided, that the underlying cause of such change may be taken into account in determining whether a Company Material Adverse Effect has occurred (except to the extent subject to any foregoing exception) or (h) any failure by the Company or any of the Company Subsidiaries to meet any internal or third party revenue, earnings or other financial projections or forecasts, in and of itself; provided, that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred (except to the extent subject to any foregoing exception); except, in the case of each of clauses (a), (b), (c) or (d) to the extent that such Effect affects the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner relative to the impact of such Effect on other Persons operating in the same industry as the Company and the Company Subsidiaries (in which case, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a Company Material Adverse Effect).
“Company Registration Statement Tax Certificates” shall mean the Company Base Structure Registration Statement Tax Certificate and the Company Alternative Structure Registration Statement Tax Certificate.
“Company Registration Statement Tax Opinion” shall mean a written opinion from Latham & Watkins (or, if Latham & Watkins LLP is unable to deliver such an opinion, from Paul, Weiss, Rifkind, Wharton & Garrison LLP), dated as of such date as may be required by the SEC in connection with the filing of the Form S-4, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 8.4(f) of the Company Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment.  In rendering such opinion, Latham & Watkins (or, if Latham & Watkins LLP is unable to deliver such an opinion, Paul, Weiss, Rifkind, Wharton & Garrison LLP) shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in the Company Registration Statement Tax Certificates and Parent Registration Statement Tax Certificates.
“Company Shares” means the Company Class A Shares and Company Class B Shares.
“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended.
“Compliant” means, with respect to the Required Information, that (i) such Required Information, when taken as a whole, does not contain any untrue statement of a material fact regarding the Company and the Company Subsidiaries, or omit to state any material fact regarding the Company and the Company Subsidiaries necessary in order to make such Required Information, when taken as a whole, not materially misleading under the circumstances under which such statements were made, (ii) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt securities on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale under SEC Regulatory Requirements or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act and are sufficient to permit the Company and the Company Subsidiaries’ applicable independent accountants to issue comfort letters to Parent’s financing sources (including the Financing Sources) providing the Financing or any other financing in connection with the transactions contemplated by this Agreement, including as to customary negative assurances, “tick marks” and change period, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue subject to their completion of customary procedures.
“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements and licenses to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject that is legally binding; provided, that “Contracts” shall not include any Benefit Plan.
“Environmental Laws” means any and all Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, RCRA, the Clean Water Act, as amended (33 U.S.C. § 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.), OSHA or any other Law of similar effect.
“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
“Equity Award Exchange Ratio” means the sum of (a) 0.8000 and (b) the quotient (rounded to the nearest four decimal places) obtained by dividing (i) $2.50 by (ii) the Closing VWAP.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus, Form S-4 and all other matters related to the transactions contemplated by this Agreement.
“Final Determination” shall mean the earliest to occur of (a) the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and any allowable appeals requested by the parties to the action have been exhausted, and (b) the date on which the relevant Tax authority has entered into a binding agreement with respect to such issue or on which the Tax authority has reached a final administrative or judicial determination with respect to such issue which, whether by law or agreement, is, or becomes, not subject to appeal.
“Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, including the parties to the Commitment Letter and any joinder agreements or credit agreements relating thereto.
“Financing Sources” means the Financing Entities and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Source.
“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government or other political subdivision thereof, any court, any arbitral body, any entity or instrumentality exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, or any other governmental or quasi-governmental authority of any nature or any political or other subdivision or part of any of the foregoing or any self-regulatory organization, in each case of competent jurisdiction and with authority to act with respect to the matter in question.
“Hazardous Substances” means any pollutant, contaminant, chemical, compound, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable substance or material, or other substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.
 “Intellectual Property” means any and all intellectual property rights and similar proprietary rights, whether registered or unregistered, including all (a) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (b) trademarks, service marks, and trademark rights in trade dress, logos, slogans, brand names, trade names, taglines, social media identifiers and related accounts, Internet domain names, corporate names and other indicia of origin, and all applications and registrations in connection therewith and all goodwill related thereto, (c) copyrights and corresponding rights in works of authorship (including software), mask works and designs, and all applications and registrations in connection therewith, (d) trade secret rights, know-how, inventions, processes, procedures, databases and corresponding rights in confidential and proprietary information and (e) any corresponding or equivalent intellectual property rights recognized anywhere in the world.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means, with respect to any Person, the computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by such Person or any of such Person’s Subsidiaries.
“Knowledge” means (a) when used with respect to the Company and the Company Subsidiaries, the actual knowledge of the individuals listed in Section 8.4(g) of the Company Disclosure Letter and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the named executive officers of Parent.
“Law” means any international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, decrees, codes, bylaws, rules, regulations or other requirements, legally binding guidance, Orders, consent decrees, permits, policies, restrictions or licenses of any Governmental Entity, in each case, having the force of law.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, title or survey defect, encumbrance, covenant, condition, claim, restriction, charge, option or other third party right, right of first refusal or first offer, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, preemptive right, community property interest or other restriction of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction or defect on the possession, exercise or transfer of any other attribute of ownership of any asset.
“Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days  after the date hereof throughout and at the end of which Parent shall have (and its financing sources shall not be prohibited by the Company from accessing) the Required Information and the Required Information is Compliant (it being understood that if at any time during the Marketing Period the Required Information ceases to be Compliant, then the Marketing Period shall not have occurred); provided that the Marketing Period shall not commence prior to the later of (x) the date on which the Form S-4 becomes effective and (y) January 10, 2020.  Notwithstanding anything in this definition to the contrary, (A) if Parent or any Parent Subsidiary launches one or more consent solicitations seeking consents (whether or not in connection with an exchange offer or tender offer and whether or not Parent or any Parent Subsidiary seeks consents to modify additional terms or covenants in the Indentures) to the waiver (whether through an amendment or otherwise) of the requirement to repurchase the Senior Notes in connection with the Merger and the transactions contemplated hereby pursuant to the “Change of Control” covenant set forth in the Indentures governing the Senior Notes, the Marketing Period shall automatically end upon the date that holders of a majority of each series of Senior Notes that are subject to the consent solicitation have delivered consents to such consent solicitations so long as the expiration date of each such consent solicitation has occurred and the Company, the applicable Company Subsidiaries and the trustees to the indentures governing such Senior Notes have entered into the supplemental indentures contemplated by such consent solicitations (it being understood that such supplemental indentures may be conditional on the Closing of the Merger), (B) the Marketing Period shall end on any earlier date prior to the expiration of the period described above if the Financing is consummated on such earlier date and (C) the Marketing Period shall not commence or be deemed to have commenced (or end or be deemed to have ended in the case of clause (y)), if (x) at any time after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period or (y) on the Closing Date: (i) the Company’s independent accountant shall have withdrawn or qualified as to scope of audit or as to the status of the Company or any of the Company Subsidiaries as a going concern its audit opinion with respect to any financial statements contained in the Company 10-K or any subsequent annual report on Form 10-K, in which case the Marketing Period shall not be deemed to commence (or restart) unless and until, at the earliest, (X) in the case of a withdrawal of such opinion, a new audit opinion is issued with respect to the consolidated financial statements of the Company included in the Required Information by the independent accountant, another “Big Four” or another independent public accounting firm reasonably acceptable to Parent or (Y) in the case of such a qualification of such opinion, the Business Day after such opinion is no longer so qualified; (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility; or (iii) if the Closing occurs on or after February 29, 2020, the Company shall not have filed its Annual Report on

Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Form 10-K”) with the SEC, in which case the Marketing Period shall not be deemed to commence (or restart) unless and until, at the earliest, such restatement has been completed and the relevant SEC filing or filings have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with SEC Regulatory Requirements or the Company shall have filed the 2019 Form 10-K with the SEC.
“Non-Refundable Deposit Contract” means any contract for the purchase of real property pursuant to which a deposit is required; provided, that the party making such deposit is not and will not be entitled to a refund (in whole or in part) of such deposit (with or without notice, lapse of time, the occurrence of any event or otherwise).
“NYSE” means the New York Stock Exchange LLC.
“Order” means any judgment, order, decision, writ, injunction, decree, legal or arbitration award, ruling, SEC requirement or settlement or consent agreement, in each case, with a Governmental Entity of competent jurisdiction that is binding on the applicable Person under applicable Law.
“OSHA” means the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.
“Parent Acquisition Proposal” means any offer or proposal from a Third Party concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving Parent in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of Equity Interests representing 20% or more of the voting power of Parent, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of Parent (including Equity Interests of a Parent Subsidiary) or the Parent Subsidiaries representing 20% or more of the consolidated assets of Parent and the Parent Subsidiaries based on their fair market value as determined in good faith by the Parent Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of Equity Interests representing 20% or more of the voting power of Parent or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of Equity Interests representing 20% or more of the voting power of Parent, or (d) any combination of the foregoing (in each case, other than the Merger).
“Parent Alternative Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(h) of the Parent Disclosure Letter.
“Parent Alternative Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(i) of the Parent Disclosure Letter.

“Parent Base Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(j) of the Parent Disclosure Letter.
“Parent Base Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(k) of the Parent Disclosure Letter.
“Parent Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not such plan is subject to ERISA), each bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement or arrangement, and each employment, severance, change in control, retention, termination, pension, retirement, disability benefit, health insurance, life insurance, fringe benefit, supplemental benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be contributed to by the Parent or any Parent Subsidiary for the benefit of any Parent Participant, or between the Parent or any Parent Subsidiary, on the one hand, and any Parent Participant, on the other hand, excluding any “multiemployer plan” (within the meaning of Section 4001(a) of ERISA).  “Parent Closing Tax Certificate” shall mean the Parent Base Structure Closing Tax Certificate or, in the event the parties choose to consummate the Second Merger as set forth in Section 5.11, the Parent Alternative Structure Closing Tax Certificate.
“Parent Disclosure Letter” shall mean the letter that has been prepared by Parent in accordance with the requirements of the Agreement and delivered by Parent to the Company on the date of this Agreement.
“Parent Equity Plan” means Parent’s 2013 Omnibus Equity Award Plan, as amended, supplemented or modified from time to time.
“Parent Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of this Agreement by Parent or Merger Sub) occurring or arising after the date of this Agreement that (a) was not known to, or reasonably foreseeable by, the Parent Board as of or prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable) and (b) does not involve or relate to a Parent Acquisition Proposal.
“Parent Material Adverse Effect” means any Effect that (i) has, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (ii) would prevent the consummation of the Merger; provided, that, solely in the case of clause (i), no change or effect to the extent resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be deemed to contribute to a “Parent Material Adverse Effect,” or shall otherwise be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur:  (a) any adverse changes affecting the industry or industries in which Parent or its Subsidiaries operate; (b) any adverse changes or proposed adverse changes in applicable Law, GAAP, other accounting standards or the interpretation or enforcement thereof; (c) any adverse changes in general economic, business, labor or regulatory conditions, or general changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States regionally, locally or globally, or changes generally affecting the industries (including seasonal fluctuations) in which Parent or the Parent Subsidiaries operate in the United States or globally; (d) changes in general global, national, regional or local political conditions (including the outbreak or escalation of war (whether or not declared), military action or acts of terrorism), changes due to natural disasters or changes in the weather, or other force majeure events, or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis; (e) actions or omissions required of Parent under the express terms of this Agreement (other than Section 5.1(b)) or taken or not taken at the written request of the Company or with the prior written consent of the Company (other than any such request or consent that is based upon facts furnished by Parent that are inaccurate or incomplete in any material respect); (f) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby (provided, that this clause (f) shall not apply to any inaccuracy in the representations and warranties set forth in Section 4.4 that would cause the condition set forth in Section 6.3(a) to fail); (g) any change, in and of itself, in the trading price or trading volume of Parent Shares on the NYSE; provided, that the underlying cause of such change may be taken into account in determining whether a Parent Material Adverse Effect has occurred (except to the extent subject to any foregoing exception) or (h) any failure by Parent or any of the Parent Subsidiaries to meet any internal or third party revenue, earnings or other financial projections or forecasts, in and of itself; provided, that the underlying cause of such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred (except to the extent subject to any foregoing exception); except, in the case of each of clauses (a), (b), (c) or (d) to the extent that such Effect affects Parent and the Parent Subsidiaries, taken as a whole, in a disproportionate manner relative to the impact of such Effect on other Persons operating in the same industry as Parent and the Parent Subsidiaries (in which case, to the extent not otherwise excluded from the definition of Parent Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a Parent Material Adverse Effect).
“Parent Participant” means each current or former individual independent contractor, director, officer or employee of the Parent or any of the Parent Subsidiaries.
“Parent Registration Statement Tax Certificates” shall mean the Parent Base Structure Registration Statement Tax Certificate and the Parent Alternative Structure Registration Statement Tax Certificate.
“Parent Shares” means the shares of common stock, par value $0.00001 per share, of Parent.
“Participant” means each current or former individual independent contractor, director, officer or employee of the Company or any of the Company Subsidiaries.
“Permitted Liens” means, with respect a Person, (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on or reflected in the consolidated financial statements of such Person in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances, in each case, arising by operation of Law in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on the consolidated financial statements of such Person in accordance with GAAP, (c) Liens arising from transfer restrictions under securities Laws, (d) with respect to any Company Owned Real Property or Company Leased Real Property, or Parent Owned Real Property or Parent Leased Real Property, as applicable, (i) all easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects, whether or not of record, and (ii) zoning, building, land use, environmental regulations and other similar restrictions promulgated by any Governmental Entity, that, in the case of clauses (i) and (ii), would not reasonably be expected to, individually or in the aggregate, materially interfere with the ordinary conduct of the business of such Person and such Person’s Subsidiaries as currently conducted or materially detract from the development, use, occupancy, value or marketability of the affected property, (e) with respect to any Company Leased Real Property or Parent Leased Real Property, as applicable, the terms and provisions of the Company Real Property Leases or Parent Property Leases, as appropriate, and all Liens affecting the title of the landlords thereunder and the holders of the fee simple title thereof, (f) non-exclusive licenses of Intellectual Property or (g) such other non-monetary Liens which would not, individually or in the aggregate, materially interfere with the ordinary conduct of business of such Person and such Person’s Subsidiaries or, if the same affect Company Owned Real Property, Company Leased Real Property, Parent Owned Real Property, or Parent Leased Real Property, as applicable materially detract from the development, use, occupancy, value or marketability of the affected property.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).
“Proceedings” means all actions, suits, claims (or counterclaims), hearings, arbitrations, investigations, inquiries, litigations, mediations, grievances, audits, examinations or other proceedings, in each case, by or before any Governmental Entity.
“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Representatives” means, as to any Person, such Person’s directors, officers, employees, controlled affiliates, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (including, with respect to Parent and Merger Sub, financing sources (including the Financing Sources)).
“Required Information” means (a) the financial information regarding the Company and Company Subsidiaries described in paragraph 2 of Exhibit B to the Commitment Letter, (b) financial data relating to the Company and the Company Subsidiaries reasonably requested by Parent to produce the pro forma financial statements (including such data as may be necessary for Parent or its independent auditors to calculate, verify or support pro forma adjustments relating to the transactions contemplated hereby) required in order to satisfy the condition set forth in paragraph 2 of Exhibit B to the Commitment Letter and (c) all financial statements and financial data, audit reports and other information regarding the Company and the Company Subsidiaries of the type required by Regulation S-X and Regulation S-K of the Securities Act for a registered public offering of debt securities on Form S-1, but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offering(s) of debt securities to provide Parent with the Merger Amounts, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made.  Notwithstanding anything to the contrary in clauses (a)-(c), nothing will require the Company or any Company Subsidiary to provide (or be deemed to require the Company or any Company Subsidiary to prepare) any (1) pro forma financial statements or pro forma financial information, (2) description of all or any portion of the Financing, including any “description of notes”, (3) risk factors relating to all or any component of the Financing, and (4) other information required by Rule 3-10 or Rule 3-16 of Regulation S-X , any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.
“Revolving Credit Agreement” means that certain Credit Agreement, dated as of May 21, 2018, by and among William Lyon Homes, Inc., as borrower, William Lyon Homes, as parent, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SEC Regulatory Requirements” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder, (d) any other rules, bulletins, releases, manuals and regulations of the SEC and (e) any rules and regulations of the NYSE.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be, owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity (which shall include, but not be limited to, the control conferred by serving as managing member, general partner or similar such position with respect to any such entity), any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act or, with respect the

Company, any entity that is a “Subsidiary” (as defined above) of the Company as of the date hereof.
“Superior Company Proposal” means a bona fide written Company Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the Merger, taking into account all financial terms and conditions of such transaction.
“Superior Parent Proposal” means a bona fide written Parent Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Party which, in the good faith judgment of the Parent Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Parent Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to Parent’s stockholders than the Merger, taking into account all financial terms and conditions of such transaction.
 “Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration, statement or other document required to be filed or actually filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, escheat, net worth, capital stock, alternative or add-on minimum, environmental, use, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and gains tax, and (b) any interest, penalty, fine or addition to any of the foregoing.
“Third Party” shall mean any Person other than the Company, Parent, Merger Sub and their respective affiliates.
8.5          Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:
Term	Section
Agreement	Preamble
Alternate Commitment Letter	5.16(a)(ii)
Alternate Financing	5.16(a)(ii)

Term	Section
Annual Meeting	1.3(a)
Antitrust Counsel Only Material	5.5(b)
Book-Entry Shares	2.2(b)(ii)
Cancelled Shares	2.1(c)
Capitalization Date	3.2(a)
Cash Consideration	2.1(a)
Certificate of Merger	1.2
Certificates	2.2(b)(i)
Class B Warrant	2.4(d)
Closing	1.2
Closing Date	1.2
Commitment Letter	4.26(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	3.1(b)
Company Change of Board Recommendation	5.3(a)
Company Charter	3.1(b)
Company Designees	1.3(a)
Company Disclosure Letter	3
Company Employees	5.8(a)
Company Equity Awards	2.4(c)
Company Expenses	7.3(f)
Company Financial Statements	3.7(b)
Company Leased Real Property	3.18(b)
Company Material Contract	3.13(a)(viii)
Company Notice Period	5.3(f)
Company Owned Real Property	3.18(a)
Company Permits	3.6(a)
Company Preferred Stock	3.2(a)
Company Property	3.18(b)
Company PSU Award	2.4(c)
Company Real Property Lease	3.18(b)
Company Restricted Stock Award	2.4(b)
Company SEC Documents	3.7(a)
Company Stock Option	2.4(a)
Company Stockholder Approval	3.3
Company Stockholders Meeting	3.3
Company Subsidiary	3.1(a)
Company Termination Fee	7.3(a)
Confidentiality Agreement	5.2(b)
Covered Persons	5.9(a)
D&O Insurance	5.9(c)
Debt Offer	5.17(b)(i)
Debt Offer Documents	5.17(b)(i)

Term	Section
Debt Offers	5.17(b)(i)
Definitive Agreements	5.16(a)
DGCL	Recitals
Dissenting Shares	2.3
Dividend Consideration	2.1(a)
Effective Time	1.2
Enforceability Exceptions	3.3
Evaluation Material	5.2(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Existing Indemnification Agreements	5.9(a)
Fairness Opinion	3.21
Financing Representatives	5.16(b)
Financing.	4.26(a)
Form S-4	3.5
Fractional Share Consideration	2.1(a)
Indebtedness	3.2(e)
Indentures	5.17(b)(i)
Insurance Policies	3.20
Intended Tax Treatment	5.10(a)
Joint Proxy Statement/Prospectus	3.5
Lenders	4.26(a)
Letter of Transmittal	2.2(b)(i)
Marketing Period	1.2
Merger	Recitals
Merger Amounts	4.26(d)
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Plan	5.8(b)
New Surviving Entity	5.11
Offering Documents	5.16(b)(ii)
Old Plans	5.8(b)
Outside Date	7.1(b)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Bylaws	4.1(b)
Parent Capitalization Date	4.2(a)
Parent Change of Board Recommendation	5.4(a)
Parent Charter	4.1(b)
Parent Equity Awards	4.2(c)
Parent Expenses	7.3(c)
Parent Financial Statements	4.8(b)
Parent Insurance Policies	4.19
Parent Leased Real Property	4.17(b)

Term	Section
Parent Notice Period	5.4(f)
Parent Options	4.2(b)
Parent Owned Real Property	4.17(a)
Parent Permits	4.7(a)
Parent Preferred Stock	4.2(a)
Parent Property	4.17(b)
Parent Real Property Lease	4.17(b)
Parent Restricted Stock Award	2.4(b)
Parent RSU Award	2.4(c)
Parent SEC Documents	4.8(a)
Parent Share Issuance	Recitals
Parent Stock Option	2.4(a)
Parent Stockholder Approval	4.3(a)
Parent Stockholders Meeting	4.3(a)
Parent Subsidiary	4.1(a)
Parent Termination Fee	7.3(d)
Payoff Amount	5.17(a)
Payoff Letter	5.17(a)
Representatives	5.2(a)
SEC	3.7(a)
Second Merger	5.11
Section 16	5.13
Senior Notes	5.17(b)(i)
Significant Company Subsidiary	3.1(a)
Significant Parent Subsidiary	4.1(a)
Specified Stockholders	Recitals
Stock Consideration	2.1(a)
Subject Indebtedness	5.17(a)
Surviving Corporation	1.1(a)
Voting Agreement	Recitals

8.6          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
8.7          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.
8.8          Entire Agreement.  This Agreement (together with the Exhibits and Company Disclosure Letter and the other documents delivered pursuant hereto), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
8.9          Assignment.  This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any purported assignment in violation of this Agreement will be void ab initio.
8.10        No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) from and after the Effective Time, the right of the holders of Company Shares to receive the Merger Consideration and any Fractional Share Consideration and Dividend Consideration, and the right of the holders of Company Equity Awards to receive the consideration therefor, in accordance with the terms of this Agreement, (b) any Persons entitled to indemnification, advancement of expenses, exculpation or insurance benefits under the provisions of Section 5.9 following the Effective Time, with respect to such provisions and (c) as provided in Section 8.15.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.
8.11        Mutual Drafting; Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits and Annexes to this Agreement.  The Company Disclosure Letter and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear.  All references in this Agreement to “$” are intended to refer to U.S. dollars.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.  Disclosure of any item on the Company Disclosure Letter by reference to any particular Section or Subsection of this Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of such disclosure.  Except as otherwise indicated, “made available” or terms of similar import mean (i) made available to Parent and its advisors in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, or (ii) as publicly filed or furnished by the Company with the SEC, in each case, at least one (1) Business Day prior to the date hereof.
8.12        Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a)          Other than as set forth in Section 8.15, this Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)          Other than as set forth in Section 8.15, each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Agreement or the negotiation hereof, and any Proceeding for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery does not have subject matter jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this Agreement or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.12, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.
(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT (INCLUDING WITH

RESPECT TO THE FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING WITH RESPECT TO THE FINANCING).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).
8.13         Counterparts.  This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other party hereto.  Until and unless the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
8.14         Specific Performance.  The parties hereto agree that if the Company, Parent or Merger Sub were to breach any of their respective obligations under this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent or remedy breaches of this Agreement and to specific performance of the terms hereof, in each case in the Delaware Court of Chancery or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law.  Subject to Section 7.3(h), either party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving willful breach or fraud.
8.15         Proceedings Involving Financing Sources.  Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or other applicable definitive document relating to the Financing, (c) agrees not to bring or support or permit any of its affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, the Company Subsidiaries or its controlled affiliates in any such Proceeding or proceeding shall be effective if notice is given in accordance with Section 8.3, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Sources will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Financing Representatives (in each case, other than Parent under the Commitment Letter) relating to or arising out of this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, clause (d) of the first sentence of Section 8.10 and this Section 8.15, and that such provisions and the definition of “Financing Sources” (and any defined term used in any such provisions to the extent that any such amendment of such definition would modify or amend the substance of any such provision in a way adverse to the Financing Sources) shall not be amended in any way adverse to the Financing Sources without the prior written consent of the Financing Entities.
[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
TAYLOR MORRISON HOME CORPORATION

By:	/s/ Sheryl D. Palmer
	Name:	Sheryl D. Palmer
	Title:	Chairman, President and Chief Executive Officer

TOWER MERGER SUB, INC.

By:	/s/ Sheryl D. Palmer
	Name:	Sheryl D. Palmer
	Title:	Chairman, President and Chief Executive Officer

WILLIAM LYON HOMES

By:	/s/ Matthew R. Zaist
	Name:	Matthew R. Zaist
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Amended and Restated Certificate of Incorporation
[Attached.]

FORM OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
WILLIAM LYON HOMES
1.          Name.  The name of the corporation is William Lyon Homes.
2.          Address; Registered Office and Agent.  The address of the Corporation’s registered office is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.
3.          Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
4.          Number of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100), all of which shall be shares of Common Stock with the par value of $0.001 per share.
5.          Election of Directors.  Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.
6.          Limitation of Liability.  To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article 6 shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.
7.          Adoption, Amendment or Repeal of By-laws.  The Board of Directors of the Corporation is authorized to adopt, amend or repeal the By-laws.
8.          Certificate Amendments.  The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article 8.

Exhibit B
Form of Amended and Restated Bylaws
[Attached.]

FORM OF
AMENDED AND RESTATED BYLAWS

OF

WILLIAM LYON HOMES
Dated as of _______________, 20___
ARTICLE I

OFFICES
Section 1.  Registered Offices.  The registered office shall be located at 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware, or such other location as the Board of Directors may determine or the business of the corporation may require, as provided in the Certificate of Incorporation.
Section 2.  Other Offices.  The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II

MEETINGS OF STOCKHOLDERS
Section 1.  Place of Meetings.  Meetings of stockholders shall be held at any place within or outside the State of Delaware as designated by the Board of Directors.  In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the corporation.
Section 2.  Annual Meeting of Stockholders.  If required by applicable law, an annual meeting of stockholders shall be held each year on a date and a time designated by the Board of Directors.  At each annual meeting directors shall be elected and any other proper business may be transacted.
Section 3.  Quorum; Adjourned Meetings and Notice Thereof.  A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation, or by these Bylaws.  A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.
Section 4.  Voting.  When a quorum is present at any meeting, in all matters other than the election of directors, the affirmative vote of the holders of a majority in voting power of the stock entitled to vote thereon, present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes, or the Certificate of Incorporation, or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.  Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  Voting at meetings of stockholders need not be by written ballot.
Section 5.  Proxies.  At each meeting of the stockholders, each stockholder having the right to vote or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting.
Section 6.  Special Meetings.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of (i) a majority of the Board of Directors, or (ii) stockholders owning a majority in voting power of the issued and outstanding capital stock of the corporation entitled to vote in the election of directors generally.  Any such request shall state the purpose or purposes of the proposed meeting.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 7.  Notice of Stockholders’ Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.  If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.
Section 8.  Maintenance and Inspection of Stockholder List.  The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
Section 9.  Stockholder Action by Written Consent Without a Meeting.  Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered in accordance with applicable law.
ARTICLE III

DIRECTOR(S)
Section 1.  The Number of Directors.  The initial number of director(s) shall be equal to the number of director(s) appointed by the incorporator.  Thereafter, the Board of Directors shall consist of at least one (1) director, the number thereof to be determined from time to time by resolution of the Board of Directors.  The directors need not be stockholders.  The directors shall be elected at the annual meeting of the stockholders, except to the extent elected by written consent in lieu thereof or as provided in Section 2 of this Article, and the directors elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, either with or without cause, from the Board of Directors at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat or by the written consent of such stockholders in lieu of such meeting.
Section 2.  Vacancies.  Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify, unless sooner displaced.  If there are no directors in office, then an election of directors may be held in the manner provided by statute.
Section 3.  Powers.  The property and affairs of the corporation shall be managed by or under the direction of its Board of Directors.
Section 4.  Place of Directors’ Meetings.  The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.
Section 5.  Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

Section 6.  Special Meetings.  Special meetings of the Board of Directors may be called by the President on forty‑eight hours’ notice to each director.   Special meetings shall be called by the President or the Secretary on forty-eight hours’ notice on the written request of two directors unless the Board consists of only one director, in which case special meetings shall be called by the President or Secretary on forty-eight hours’ notice on the written request of the sole director.
Section 7.  Quorum.  At all meetings of the Board of Directors a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these Bylaws.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  If only one director is authorized, such sole director shall constitute a quorum.
Section 8.  Action Without Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee in the same paper or electronic form as the minutes are maintained.
Section 9.  Telephonic Meetings.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 10.  Committees of Directors.  The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the

Bylaws of the corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.  Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business.  In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.
Section 11.  Minutes of Committee Meetings.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
Section 12.  Compensation of Directors.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.
ARTICLE IV

OFFICERS
Section 1.  Officers.  The officers of this corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board of Directors or a President, or both, and a Secretary.  The corporation may also have, at the discretion of the Board of Directors, such other officers as are desired, including a Vice-Chairman of the Board of Directors, a Chief Executive Officer, an Executive Chairman, a Treasurer, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 hereof.  At the time of the election of officers, the directors may by resolution determine the order of their rank, if any.  Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.
Section 2.  Election of Officers.  The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the corporation.
Section 3.  Subordinate Officers.  The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.
Section 4.  Term of Office; Removal and Vacancies.  The officers of the corporation shall hold office until their successors are chosen and qualify in their stead.  Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors.  If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

Section 5.  Chairman of the Board.  The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these Bylaws.  If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in Section 6 of this Article IV.
Section 6.  President.  Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the Co-President shall be the Chief Executive Officer and Executive Chairman of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation.  The Co-Presidents shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors.  The Co-Presidents shall be ex‑officio members of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer and Executive Chairman of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.
Section 7.  Vice Presidents.  In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President.  The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.
Section 8.  Secretary.  The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors.  He or she shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these Bylaws.  He or she shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his or her signature or by the signature of an Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.
Section 9.  Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors.  He or she shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the corporation.  If required by the Board of Directors, he or she shall give the corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his or her office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.
ARTICLE V

INDEMNIFICATION
Section 1.  Right to Indemnification.  Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation, or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as amended from time to time (“DGCL”) (or other applicable law), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding; provided, however, that, except as provided in clause (ii) of Section 2 of this ARTICLE V with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such director or officer, the corporation shall indemnify any such director or officer in connection with a Proceeding (or part thereof) initiated by such director or officer only if such Proceeding (or part thereof) was authorized by the Board of Directors. The rights to indemnification set forth in this ARTICLE V shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.
Section 2.  Right to Advancement of Expenses.  In addition to the right to indemnification conferred in Section 1, such director or officer shall have the right to be paid by the corporation the expenses (including attorney’s fees) incurred (i) in defending any such Proceeding in advance of its final disposition or (ii) in a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this ARTICLE V (the foregoing clauses (i) and (ii) hereinafter an “advancement of expenses”); provided, however, that, if the DGCL (or other applicable law) requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement of expenses, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this ARTICLE V or otherwise.
Section 3.  Right of Claimant to Bring Suit.  If a claim under Section 1 or Section 2 of this ARTICLE V is not paid in full by the corporation within (i) ninety (90) days after a written claim for indemnification has been received by the corporation, or (ii) thirty (30) days after a written claim for an advancement of expenses has been received by the corporation, the claimant may at any time thereafter (but not before) bring suit against the corporation to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not yet met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding, a committee of such directors, its stockholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (or other applicable law), nor an actual determination by the corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding, a committee of such directors, its stockholders, or independent legal counsel) that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.
Section 4.  Non-Exclusivity of Rights.  The rights conferred by this ARTICLE V shall not be exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in the corporation’s Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise. In furtherance of the foregoing, the corporation acknowledges that a person may have certain rights to indemnification, advancement of expenses and/or insurance provided by other potential or actual indemnitors. The corporation agrees that (i) it is the indemnitor of first resort (i.e., its indemnification obligations to such person are primary and any indemnification obligation of any other potential or actual indemnitor to advance expenses or to provide indemnification to such person are secondary to any such obligation of the corporation), (ii) that it shall be liable for and required to advance the full amounts set forth in this ARTICLE V without regard to any rights a person may have against any other potential or actual indemnitor and (iii) it irrevocably waives, relinquishes and releases each other potential or actual indemnitor from any and all claims (x) against such indemnitor for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (y) that a person must seek advancement or reimbursement, or indemnification, from any other potential or actual indemnitor before the corporation must perform its obligations hereunder. No advancement or payment by any other indemnitor on behalf of a person with respect to any proceeding for which such person has sought indemnification from the corporation shall affect any of the foregoing.
Section 5.  Insurance and Trust Fund.  In furtherance and not in limitation of the powers conferred by statute:
(1) the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of law; and
(2) to the fullest extent permitted by law, the corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.
Section 6.  Indemnification of Employees and Agents of the Corporation.  The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to advancement of expenses, to any employee or agent of the corporation to the fullest extent of the provisions of this ARTICLE V or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the corporation.
Section 7.  Amendment.  Any repeal or modification of this ARTICLE V shall not change the rights of an officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.
ARTICLE VI

CERTIFICATES OF STOCK
Section 1.  Certificates.  At the option of the Board of Directors, the stock of the corporation may be (i) uncertificated, evidenced by entries into the corporation’s stock ledger or other appropriate corporate books and records, as the Board of Directors may determine from time to time, or (ii) evidenced by a certificate signed by, or in the name of the corporation by, the Chairman or Vice-Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the corporation, certifying the number of shares represented by the certificate owned by such stockholder in the corporation.
Section 2.  Signatures on Certificates.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 3.  Lost Certificates.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
Section 4.  Transfers of Stock.  Upon surrender to the corporation, or the transfer agent of the corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.
Section 5.  Fixed Record Date.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.  In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date which shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.
Section 6.  Registered Stockholders.  The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.
ARTICLE VII

GENERAL PROVISIONS
Section 1.  Dividends.  Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the applicable provisions of the DGCL, and the provisions of the Certificate of Incorporation.
Section 2.  Payment of Dividends; Directors’ Duties.  Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.

Section 3.  Checks.  All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.
Section 4.  Fiscal Year.  The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
Section 5.  Corporate Seal.  The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.”  Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
Section 6.  Manner of Giving Notice.  .
(a)          Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under any provision of the General Corporation Law, the certificate of incorporation or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the corporation.  Notice shall be given (i) if mailed, when deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the General Corporation Law to be given by electronic transmission).  A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the corporation.  A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files or information.  Any notice to stockholders given by the corporation under any provision of the General Corporation Law, the certificate of incorporation or these bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the General Corporation Law.

(b)          Except as otherwise provided herein or permitted by applicable law, notices to any director may be in writing and delivered personally or mailed to such director at such director’s address appearing on the books of the corporation, or may be given by telephone or by any means of electronic transmission (including, without limitation, electronic mail) directed to an address for receipt by such director of electronic transmissions appearing on the books of the corporation.

(c)  Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the corporation under any provision of applicable law, the certificate of incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given.  Any such consent shall be revocable by the stockholder by written notice to the corporation.  Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice permitted under this Section 6(c), shall be deemed to have consented to receiving such single written notice.
Section 7.  Waiver of Notice.  Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.
ARTICLE VIII

AMENDMENTS
Amendment by Directors or Stockholders.  These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors, or upon the written consent of such stockholders or the Board of Directors, in lieu thereof.  If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.
* * * * *

Exhibit C
Form of Warrant
[Attached.]

THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER
No. of Shares of Common Stock: [•]1
FORM OF WARRANT
To Purchase Shares of Common Stock of
TAYLOR MORRISON HOME CORPORATION
THIS WARRANT (referred to herein as this “Warrant”) IS TO CERTIFY THAT LYON SHAREHOLDER 2012, LLC, a Delaware limited liability company (“Holder”) is entitled, at any time prior to the Expiration Date (as hereinafter defined), to purchase from TAYLOR MORRISON HOME CORPORATION, a Delaware corporation (the “Company”), up to [•]2 shares of Common Stock (as hereinafter defined and subject to adjustment as provided herein), in whole or in part, at the Current Warrant Price (as defined herein), all on the terms and conditions and pursuant to the provisions hereinafter set forth.
WHEREAS, the William Lyon Homes, a Delaware corporation (“WLH”) and the Holder entered into a securities purchase agreement dated as of February 25, 2012 pursuant to which WLH issued to the Holder (i) shares of its Class B Common Stock and (ii) a Warrant to purchase shares of its Class B Common Stock (as amended from time to time, the “Prior Warrant”);
WHEREAS, on November [•], 2019, the Company, Tower Merger Sub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of the Company (“Merger Sub”) and WLH entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);
WHEREAS, pursuant to Section 2.4(d) of the Merger Agreement, the Prior Warrant shall be substituted and converted at the Effective Time (as defined in the Merger Agreement), by the Company issuing this Warrant to be settled in shares of Common Stock (as defined below) in substitution of the Prior Warrant;
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Company hereby issues this Warrant on the following terms and conditions:

1.	DEFINITIONS
As used in this Warrant, the following terms have the respective meanings set forth below:
“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 2 hereof, multiplied by (b) the Current Warrant Price in effect as of the Exercise Date in accordance with the terms of this Warrant.
“Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of California.
“Commission” shall mean the Securities and Exchange Commission or any successor thereof.
“Common Stock” shall mean (except where the context otherwise indicates) the Common Stock, $0.00001 par value, of the Company as constituted on the Issue Date, and any capital stock into which such Common Stock may thereafter be converted, and shall also include: (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof that is not preferred as to dividends or assets over any other class of stock of the Company and that is not subject to redemption; and (ii) shares of common stock of any successor or acquiring corporation (as defined in Section 4.2) received by, or distributed to, the holders of Common Stock of the Company in the circumstances contemplated by Section 4.2.

1 To equal 1,907,550 multiplied by the Equity Award Exchange Ratio (as defined in the Merger Agreement).
2 To equal 1,907,550 multiplied by the Equity Award Exchange Ratio (as defined in the Merger Agreement).

“Current Warrant Price” as of any date shall mean, in respect of a share of Common Stock at any date herein specified, $[•]3, as such price shall have been adjusted in accordance with Section 4 hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
“Expiration Date” shall mean February 24, 2022.
“Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on the New York Stock Exchange; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on such exchange at the end of such day; (c) if on any such day the Common Stock is not listed on the New York Stock Exchange, the closing sales price of the Common Stock as quoted on another domestic securities exchange, the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on another domestic securities exchange, the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on another domestic securities exchange, the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on the New York Stock Exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Board of Directors of the Company and the Holder; provided, that if the Board of Directors of the Company and the Holder are unable to agree on the fair market value per share of the Common Stock within a reasonable period of time (not to exceed ten (10) days from the Company's receipt of the Exercise Notice), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board of Directors of the Company and the Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne equally by the Company and the Holder.
“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body having or asserting jurisdiction over a Person, its business or its properties.
“Holder” shall mean the Person in whose name this Warrant is registered on the books of the Company maintained for such purpose or, collectively, each Holder of a Warrant, in the event of any division of this Warrant.
“Issue Date” shall mean [•], 20[•].4
“Majority Holders” shall mean the Holders of Warrants exercisable for an amount in excess of 50% of the aggregate number of shares of Warrant Stock then purchasable upon exercise of this Warrant and all warrants issued upon transfer, division or combination thereof, or in substitution for any thereof.
“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.
“Other Property” shall have the meaning set forth in Section 4.2.
“Person” shall mean any individual, firm, corporation, limited liability company, partnership or other entity, and shall include any successor by merger or otherwise of such entity.

3 To equal $17.08 divided by the Equity Award Exchange Ratio (as defined in the Merger Agreement).
4 To be the Closing Date.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
“Warrants” shall mean this Warrant and all warrants issued upon transfer, division or combination thereof, or in substitution for any thereof. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be exercised.
“Warrant Stock” shall mean the shares of Common Stock purchased by Holder upon the exercise of this Warrant.

2.	EXERCISE OF WARRANT
2.1. Manner of Exercise. At any time or from time to time from and after the Issue Date and until 5:00 P.M., Pacific Standard Time, on the Expiration Date, Holder may exercise this Warrant, on any Business Day (the “Exercise Date”), for all or any part of the number of shares of Common Stock purchasable hereunder.
(a) In order to exercise this Warrant, in whole or in part, Holder shall deliver to the Company at its principal office at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251 (or any address subsequently indicated in writing by the Company): (i) a written notice of Holder’s election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased; (ii) payment of the Aggregate Exercise Price in accordance with Section 2.1(b); and (iii) this Warrant. Such notice (an “Exercise Notice”) shall be substantially in the form appearing at the end of this Warrant as Exhibit A, duly executed by Holder. Upon receipt of the items specified in the preceding sentence, the Company shall execute or cause to be executed, and deliver or cause to be delivered to Holder as soon as practicable, a certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided. The stock certificate or certificates so delivered shall be in such denomination or denominations as Holder shall request in the notice and shall be registered in the name of Holder. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder shall be deemed to have become a holder of record of such shares for all purposes, as of the date the notice, together with the Aggregate Exercise and this Warrant, are received by the Company as described in this Section 2.1. If this Warrant shall have been exercised in part, appropriate notation may be made on this Warrant and the same returned to Holder.
(b) Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by the following methods:
(i) by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price (a “Cash Settlement”);
(ii) by instructing the Company to withhold (and the Company so withholding) a number of Warrant Shares otherwise issuable upon exercise of this Warrant in accordance with such Exercise Notice with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price (a “Cashless Settlement”); or
(iii) by surrendering to the Company shares of Common Stock previously acquired by the Holder with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price (a “Share Surrender Settlement”).
In the event of any withholding of Warrant Shares or surrender of other equity securities pursuant to clause (ii) or (iii) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) the Fair Market Value per Warrant Share as of the Exercise Date.
2.2. Conditions to Exercise. Notwithstanding anything contained herein to the contrary, if the sale of the Warrant Stock to be received upon exercise of this Warrant has not been registered under the Securities Act, the issuance of such Warrant Stock shall be conditioned upon delivery to the Company of a written certification substantially in the form of the certification attached hereto as Exhibit B, or, at Holder’s election, the delivery to the Company of an opinion of counsel, which opinion shall be reasonably satisfactory to the Company, that such Warrant Stock may be issued without registration under the Securities Act.
2.3. Payment of Taxes. All shares of Common Stock issuable upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable, and without any preemptive rights. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, other than income or other taxes payable by Holder (whether such taxes are imposed on the Holder by withholding or otherwise).
2.4. Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon exercise of this Warrant. As to any fraction of a share that Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the Fair Market Value of such fraction.

3.	TRANSFER, DIVISION AND COMBINATION
3.1. Transfer. Neither this Warrant nor any rights hereunder shall be transferred, in whole or in part, unless such transfer is registered pursuant to the Securities Act, or pursuant to an exemption from registration under the Securities Act. Any transfer of this Warrant and of rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company referred to in Section 2.1, together with a written assignment of this Warrant, duly executed by Holder, and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall, subject to Section 7, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be canceled. A Warrant, if properly assigned in compliance with Section 7, may be exercised by a new Holder for the purchase of shares of Common Stock without having a new Warrant issued.
3.2. Division and Combination. Subject to Section 7, this Warrant may be divided into multiple Warrants or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Holder. Subject to compliance with Section 3.1 and with Section 7, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

4.	ADJUSTMENTS
The number of shares of Common Stock for which this Warrant is exercisable and the price at which such shares may be purchased upon exercise of this Warrant shall be subject to adjustment from time to time as set forth in this Section 4. The Company shall give Holder notice of any event described below that requires an adjustment pursuant to this Section 4 at the time of such event.
4.1. Stock Dividends, Subdivisions and Combinations. If at any time the Company shall:
(a) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or to receive any other distribution of, additional shares of Common Stock,
(b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or
(c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then (i) the number of shares of Common Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock that a record holder of the same number of shares of Common Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event; and (ii) the Current Warrant Price per share shall be adjusted to equal (A) the Current Warrant Price, multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the adjustment, divided by (B) the number of shares for which this Warrant is exercisable immediately after such adjustment.
4.2. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the

Company is not the surviving corporation or where there is a change in, or distribution with respect to, the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to, or in lieu of, common stock of the successor or acquiring corporation (“Other Property”), are to be received by, or distributed to, the holders of Common Stock of the Company, then Holder shall have the right thereafter to receive, upon exercise of this Warrant and payment of the Current Warrant Price, the number of shares of common stock of the successor or acquiring Person or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed in good faith to be reasonably appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of the Common Stock for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 4. For purposes of this Section 4.2, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class that is not preferred as to dividends or assets over any other class of stock of such corporation and that is not subject to redemption, and shall also include any evidences of indebtedness, shares of stock or other securities that are convertible into, or exchangeable for, any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event, and any warrants or other rights to purchase or subscribe for any such stock. The foregoing provisions of this Section 4.2 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.
4.3. Intentionally Omitted.
4.4. Distributions. Without duplication of any adjustment pursuant to Section 4.1 or 4.2 hereof, if, while this Warrant or any portion hereof remains outstanding and unexpired, the holders of shares of Common Stock shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (including cash) of the Company by way of dividend or distribution, then, in each case, this Warrant shall represent the right to acquire upon exercise hereof, but solely with respect to any portion of this Warrant that remains unexercised and unexpired as of the record date of any such dividend or distribution, in addition to the number of shares of Common Stock then receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (including cash) that Holder would have received had it been the holder of record of the shares of Common Stock receivable as of such record date upon exercise of this Warrant and all other dividends and distributions receivable with respect to such additional stock or other securities or property after such record date and prior to the date of such exercise of this Warrant, giving effect to all adjustments called for during such period by the provisions of this Section 4.

5.	RIGHTS OF HOLDER
5.1. No Impairment. The Company shall not by any action, including the amendment of its Certificate of Incorporation or comparable governing instruments or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times, and in good faith, assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder against impairment.
Upon the request of Holder, the Company will, at any time during the period in which this Warrant is outstanding, acknowledge in writing, in form reasonably satisfactory to Holder, the continuing validity of this Warrant and the obligations of the Company hereunder.

6.	RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY
From and after the Closing Date, the Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant. All shares of Common Stock that shall be so issuable, when issued upon exercise of any Warrant and payment is made therefor in accordance with the terms of such Warrant, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

7.	RESTRICTIVE LEGEND
7.1. Legend Requirement. Except as otherwise provided in this Section 7, each Warrant and each certificate for Warrant Stock initially issued upon the exercise of this Warrant, and each certificate for Warrant Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form.
With respect to any Warrant.
“This Warrant has not been registered under the Securities Act of 1933, as amended, and may not be transferred in violation of such Act or the rules and regulations thereunder.”
With respect to each certificate for Warrant Stock that has not been registered under the Securities Act of 1933:
“The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred in violation of such Act and the rules or regulations thereunder.”
7.2. Termination of Legend Requirement. Notwithstanding the foregoing provisions of this Section 7, the legend requirements of Section 7.1 shall terminate as to any share of Warrant Stock (i) when and so long as such security shall have been effectively registered under the Securities Act and disposed of pursuant thereto, or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to the Company that such shares may be transferred without registration thereof under the Securities Act.

8.	REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934
With a view to making available to Holder the benefits of Rule 144 promulgated under the Securities Act or any other similar or successor rule or regulation of the Commission that may at any time permit Holder to sell shares of Warrant Stock to the public without registration, the Company agrees, at all times when Holder may need to rely on Rule 144 to sell such securities to the public without registration, to furnish to Holder such information as Holder may reasonably request to permit Holder to sell shares of Warrant Stock without registration.

9.	MISCELLANEOUS
9.1. Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by email and confirmed by response email, addressed as follows:

(a)	If to Holder, at:

LYON SHAREHOLDER 2012, LLC
4490 Von Karman Avenue
Newport Beach, CA 92660
Attention:	William H. Lyon
Email:	whlyon1@gmail.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
4 Park Plaza
Suite 1900
Irvine, California 92614
Attention:	Terrence R. Allen
Email:	tallen@akingump.com

(b)	If to the Company, at

Taylor Morrison Home Corporation
4900 N. Scottsdale Rd., Suite 2000
Scottsdale, AZ 85251
Attention:	Darrell Sherman
Benjamin A. Aronovitch
Email:	dsherman@taylormorrison.com
baronovitch@taylormorrison.com
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams
Email:	sbarshay@paulweiss.com
swilliams@paulweiss.com
or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, emailed and confirmed by response email, or three Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication.
9.2. Remedies. Each holder of a Warrant or Warrant Stock, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under the terms of this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant, and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
9.3. Successors and Assigns. Subject to the provisions of Section 3.1, this Warrant and the rights evidenced hereby shall inure to the benefit of, and be binding upon, the successors of the Company and the successors and assigns of Holder.

9.4. Amendment. This Warrant may be modified or amended, and the provisions hereof waived, only with the written consent of the Company and the Majority Holders.
9.5. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by, or invalid under, applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.
9.6. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
9.7. Governing Law. THIS WARRANT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS TO TRIAL BY JURY IN

CONNECTION WITH ANY LITIGATION ARISING OUT OF, OR RELATING TO, THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed.
Dated: [•]
TAYLOR MORRISON HOME CORPORATION

By:
Name:
Title:

Exhibit A – Exercise Notice
Taylor Morrison Home Corporation
4900 N. Scottsdale Rd., Suite 2000
Scottsdale, AZ 85251
Attention: [                        ]
Email: [                        ]
Date:  [•], 20
The undersigned hereby elects to exercise his/its Warrant and to purchase [•] shares of Common Stock of Taylor Morrison Home Corporation and receive the consideration deliverable in exchange therefor pursuant to the following settlement method (check one):

☐	Cash Settlement through the payment an amount equal to $[•] by certified or official bank check payable to the order of the Company tendered herewith;
☐	Cash Settlement through the payment of an amount equal to $[•] by wire transfer of immediately available funds to an account designated in writing by the Company;
☐	Cashless Settlement;
☐	Share Surrender Settlement through the tendering herewith of [•] shares of Common Stock.

Please issue the shares as to which this Warrant is exercised in accordance with the instructions given below.

Signature
INSTRUCTIONS FOR REGISTRATION OF SECURITIES
Name:

(Print in block letters)
Address:
Breakdown of Certificates (Denomination(s)):

Exhibit B – Certification Form
The undersigned hereby certifies to Taylor Morrison Home Corporation, that he/it:

a.
is an “accredited investor” within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act, and is aware that the Warrant Stock is being issued in reliance upon his/its representations herein.

b.	has a financial condition such that he/it is able to bear the risk of holding the Warrant Stock for an indefinite period of time and can bear the loss of its entire investment in the Warrant Stock.

c.
has such knowledge and experience in financial and business matters and in making investments of this type that he/it is capable of evaluating the merits and risks of any investment in the Company and has the capacity to protect his/its own interests.

d.
will acquire the Warrant Stock for investment for his/its own account and not with a view to any unlawful distribution of any part thereof and does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer, or grant participations to such Person or to any third person, with respect to the Warrant Stock, except for such contract, undertakings, agreements or arrangements which would not require registration under the Securities Act.

e.
understands that the Warrant Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act, or pursuant to an exemption therefrom, and that in the absence of an effective registration statement covering the Warrant Stock or an available exemption from registration under the Securities Act, the Warrant Stock must be held indefinitely. In the absence of an effective registration statement covering the Warrant Stock, he/it will sell, transfer, or otherwise dispose of the Warrant Stock only in a manner consistent with its representations and agreements set forth herein.

IN WITNESS WHEREOF, the undersigned has executed this CERTIFICATION this      day of             , 20    .

Signature

(Print Name)

(Street Address)

(City) (State) (Zip Code)